Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENTIVA HEALTH SERVICES, INC.,

JAVELIN MERGER SUB, INC.,

JAVELIN HEALTHCARE HOLDINGS, LLC,

HARDEN HEALTHCARE HOLDINGS, INC.,

R. STEVEN HICKS, IN HIS CAPACITY AS STOCKHOLDER

REPRESENTATIVE,

THE SECURITYHOLDERS NAMED HEREIN, AND

CTLTC REAL ESTATE, LLC

Dated as of September 18, 2013

(continued)

4.17.	Litigation	43
4.18.	Compliance with Laws; Permits	43
4.19.	Environmental Matters	44
4.20.	Insurance	44
4.21.	Accounts and Notes Receivable and Payable	45
4.22.	Related Party Transactions	45
4.23.	Programs and Suppliers	46
4.24.	Banks; Power of Attorney	46
4.25.	Financial Advisors	46
4.26.	Health Care Matters	46
4.27.	HIPAA and HITECH Act Compliance	51

ARTICLE V Representations and Warranties of Parent, LLC Sub and Merger Sub		51

5.1.	Organization and Good Standing	52
5.2.	Authorization of Agreement	52
5.3.	Conflicts; Consents of Third Parties	52
5.4.	Litigation	53
5.5.	Compliance with Laws	53
5.6.	Capitalization	54
5.7.	Ownership and Operations of Merger Sub and LLC Sub	54
5.8.	Parent SEC Documents	54
5.9.	Financing	55
5.10.	Financial Advisors	56
5.11.	No Parent Material Adverse Effect	56
5.12.	Tax Treatment	56
5.13.	Non-Reliance; Projections	56

ARTICLE VI Representations and Warranties Relating to the Securityholders		57

6.1.	Authorization of Agreement	57
6.2.	Conflicts; Consents of Third Parties	57
6.3.	Ownership	58
6.4.	Litigation	58
6.5.	Financial Advisors	58
6.6.	Investment Representations	58
6.7.	Taxes	59

ARTICLE VII Additional Covenants and Agreements		60

7.1.	Conduct of Business Prior to Closing	60
7.2.	Access to Information; Confidentiality	64
7.3.	Regulatory Approvals	65
7.4.	Further Assurances	67
7.5.	No Shop	67
7.6.	Confidentiality	68
7.7.	Public Announcements	69

(continued)

7.8.	Notification of Certain Matters	70
7.9.	Related-Party Transactions with Non-Management Affiliates	70
7.10.	Actions with Respect to Financing	70
7.11.	Employee Matters	74
7.12.	Distribution of Long-Term Care Business and Girling New York Business	74
7.13.	Parachute Payment Waiver; 280G Stockholder Approval	75
7.14.	Trading Restrictions	76
7.15.	Transition Servies	76

ARTICLE VIII Conditions to Closing		76

8.1.	Conditions to Each Party’s Obligation to Effect the Mergers	76
8.2.	Conditions to Obligations of Parent, LLC Sub and Merger Sub	77
8.3.	Conditions to Obligations of the Company and the Securityholders	79
8.4.	Frustration of Closing Conditions	81

ARTICLE IX Termination		81

9.1.	Termination	81
9.2.	Effect of Termination	82

ARTICLE X Indemnification		82

10.1.	Survival of Representations, Warranties and Covenants	82
10.2.	Indemnification	83
10.3.	Indemnification Procedures	84
10.4.	Limitations on Indemnification; Other Indemnification Matters	87
10.5.	Exclusive Remedy	89
10.6.	Escrow	90
10.7.	Tax Treatment of Indemnity Payments	90
10.8.	Subrogation	90

ARTICLE XI Tax Matters		91

11.1.	Filing of Pre-Closing Tax Returns; Payment of Taxes	91
11.2.	Straddle Period	91
11.3.	Tax Audits	92
11.4.	Disputes	93
11.5.	Refunds and Tax Credits	93
11.6.	Reorganization	93
11.7.	NOL Tax Savings	93

ARTICLE XII Miscellaneous		94

12.1.	Stockholder Representative	94
12.2.	Director and Officer Indemnification	97
12.3.	Guaranty	98
12.4.	Fees and Expenses	98

(continued)

12.5.	Amendment or Supplement	98
12.6.	Extension of Time Waiver, Etc.	98
12.7.	Assignment	99
12.8.	Entire Agreement; No Third-Party Beneficiaries	99
12.9.	No Recourse	99
12.10.	Survival	100
12.11.	Governing Law; Jurisdiction; Waiver of Jury Trial	100
12.12.	Specific Enforcement	101
12.13.	Notices	101
12.14.	Severability	102
12.15.	Counterparts; Facsimile Signatures	102
12.16.	Disposition of Attorney-Client Privilege	103

SCHEDULES

Schedule 4.3(a)	Company Conflicts
Schedule 4.3(b)	Consents of Third Parties
Schedule 4.4(a)	Ownership of Company Stock
Schedule 4.4(b)	Holders of Options and Warrants
Schedule 4.5(a)	List of Subsidiaries of the Company
Schedule 4.5(d)	Restrictions on Distributions
Schedule 4.8	Undisclosed Liabilities
Schedule 4.9(a)	Absence of Certain Developments Since December 31, 2012
Schedule 4.9(b)	Absence of Certain Developments Since Balance Sheet Date
Schedule 4.10(d)	Material Taxes Paid and Material Tax Returns Filed
Schedule 4.10(i)	Tax Sharing, Allocation, Indemnity or Similar Agreements
Schedule 4.10(l)	Membership in Consolidated, Combined, Affiliated or Unitary Groups
Schedule 4.10(m)	Distributing Corporation or Controlled Corporation Status
Schedule 4.11(a)	Real Property
Schedule 4.11(f)	Contractual Rights Relating to Real Property
Schedule 4.12(a)	Liens on Personal Property
Schedule 4.12(b)	Personal Property Leases
Schedule 4.13(a)(i)	Owned Intellectual Property
Schedule 4.13(a)(ii)	Other Intellectual Property
Schedule 4.13(b)	Right to Use Intellectual Property
Schedule 4.13(e)	Intellectual Property Contracts
Schedule 4.13(k)	Software Owned or Used by the Company
Schedule 4.14(a)	Material Agreements.
Schedule 4.15(a)	Employee Benefit Plans
Schedule 4.15(c)	Company Plan Compliance
Schedule 4.15(g)	Plan Audits
Schedule 4.15(i)	Severance Obligations and 280G Payments
Schedule 4.16(d)	Employment-Related Complaints and Claims
Schedule 4.16(e)	Labor or Collective Bargaining Agreements
Schedule 4.17	Litigation
Schedule 4.18(a)	Compliance with Laws
Schedule 4.18(b)	Company Permits
Schedule 4.18(c)	Audits
Schedule 4.19	Environmental Matters
Schedule 4.20	Insurance Policies
Schedule 4.22	Related Party Transactions
Schedule 4.23	Material Customers and Suppliers
Schedule 4.24	Power of Attorney
Schedule 4.25	Financial Advisors
Schedule 4.26(a)	Provider Numbers and Provider Agreements
Schedule 4.26(b)	Healthcare Matters
Schedule 4.26(c)(i)	Known and Undisputed Refunds or Overpayments
Schedule 4.26(c)(ii)	Government Program Private Program Audits
Schedule 4.26(e)	Reimbursements Under Government and Private Programs

v

Schedule 4.26(h)	Compliance with Health Care Laws
Schedule 5.9	Financing Commitment Letter and Term Sheet
Schedule 6.2(b)	Securityholder Conflicts and Consents
Schedule 6.3	Record and Beneficial Owners of Securities
Schedule 6.4	Securityholder Litigation
Schedule 6.5	Securityholder Financial Advisors
Schedule 6.7	Foreign Persons
Schedule 7.1(a)(vi)	Permit Renewals
Schedule 7.1(b)	Conduct of Business Prior to Closing
Schedule 7.9	Continuing Affiliate Contracts
Schedule 7.13	Section 280G Disqualified Individuals
Schedule 8.2(l)	Insurance Policy Tail Coverage
Schedule 8.2(s)	Contracts to be Terminated Prior to Closing
Schedule 8.2(u)	Noncompete Parties
Schedule10.2(a)(v)	Indemnified Legal Proceedings
Schedule 10.2(a)(vi)	Special Indemnity Matters

EXHIBITS AND ANNEX

Exhibit A	Control Share Holders
Exhibit B	Form of Escrow Agreement
Exhibit C	Girling New York Assets
Exhibit D	Girling New York Liabilities
Exhibit E	Long-Term Care Assets
Exhibit F	Long-Term Care Liabilities
Exhibit G	Excluded Liabilities
Exhibit H	Form of Certificate of Merger
Exhibit I	Form of Second Certificate of Merger
Exhibit J	Form of Letter of Transmittal
Exhibit K	Form of Hospice Preferred Provider Agreement
Exhibit L	Form of Home Health Preferred Provider Agreement
Exhibit M	Form of Sublease Termination Agreement
Exhibit N	Form of Consulting Agreement
Exhibit O	Material Terms of Transition Services Agreement
Exhibit P	Form of Stockholders’ Agreement
Exhibit Q	Form of License Agreement
Exhibit R	Form of Company Certificate of Amendment
Exhibit S	Form of Noncompete Agreement
Exhibit T	Form of Parent and Surviving Company Noncompete Agreement
Annex I	Calculation of Cash Consideration Amount

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 18, 2013, is made by and among the following (the “Parties”):

(i) Gentiva Health Services, Inc., a Delaware corporation (“Parent”);

(ii) Javelin Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”);

(iii) Javelin Healthcare Holdings, LLC, a Delaware limited liability company, the sole member of which is Parent (“LLC Sub”);

(iv) Harden Healthcare Holdings, Inc., a Delaware corporation (the “Company”);

(v) R. Steven Hicks, as the representative for the Securityholders of the Company (including any successor as representative for the Securityholders, the “Stockholder Representative”);

(vi) Securityholders who have duly executed and delivered this Agreement; and

(vii) CTLTC Real Estate, LLC, a Texas limited liability company (“DistributionCo”).

WHEREAS, certain terms used in this Agreement are used as defined in Article I herein;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLC (together with the DGCL, “Delaware Law”), Parent, Merger Sub, LLC Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “First Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), and then immediately after the First Merger and as a part of an integrated plan, the Surviving Corporation will merge with and into LLC Sub (the “Second Merger,” and together with the First Merger, the “Mergers”), with LLC Sub as the surviving entity (the “Surviving LLC,” and together with the Surviving Corporation, the “Surviving Company”);

WHEREAS, the Board of Directors of the Company (a) has determined that the Mergers are in the best interests of the Company and its stockholders, has approved this Agreement, the First Merger and the other transactions contemplated by this Agreement and declared their advisability and (b) has recommended that the stockholders of the Company approve and adopt this Agreement and the First Merger;

WHEREAS, the Board of Directors of Parent has determined that the Mergers are consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of Parent and its stockholders and has approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared their advisability;

WHEREAS, the Board of Directors of Merger Sub (a) has determined that the First Merger is in the best interests of Merger Sub and its sole stockholder and has approved this

Agreement, the First Merger and the other transactions contemplated by this Agreement and declared their advisability and (b) has recommended that Parent, as the sole stockholder of Merger Sub, approve and adopt this Agreement and the First Merger;

WHEREAS, the Board of Directors of Merger Sub, as the Board of Directors of the Surviving Corporation, (a) has determined that the Second Merger is in the best interests of the Surviving Corporation and its sole stockholder and has approved this Agreement, the Second Merger and the other transactions contemplated by this Agreement and declared their advisability and (b) has recommended that Parent, as the sole stockholder of the Surviving Corporation, approve and adopt this Agreement and the Second Merger;

WHEREAS, the managers of LLC Sub (a) have determined that the Second Merger is in the best interest of LLC Sub and have approved this Agreement, the Second Merger and the other transactions contemplated by this Agreement and (b) have recommended that Parent, as the sole member of LLC Sub, approve this Agreement and the Second Merger;

WHEREAS, the parties intend that the Mergers will constitute a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code, that the Company and Parent are parties to such reorganization within the meaning of Section 368(b) of the Code, and that this Agreement constitutes a plan of reorganization; and

WHEREAS, immediately prior to and in connection with the consummation of the Mergers, the Company will transfer the assets and liabilities of its long-term care business and its New York home health care business to DistributionCo and will spin off the ownership interest in DistributionCo to the stockholders of the Company.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

Definitions

1.1. Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” and “controlled” (including, with its correlative meanings, “controlled by” and “under common control with”) with respect to a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under applicable Law.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in the City of New York are authorized or required by Law to be closed.

“Class A Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Company.

“Class B1 Common Stock” means the Class B1 Common Stock, $0.0001 par value per share, of the Company.

“Class B2 Common Stock” means the Class B2 Common Stock, $0.0001 par value per share, of the Company.

“Class B3 Common Stock” means the Class B3 Common Stock, $0.0001 par value per share, of the Company.

“Class C Common Stock” means the Class C Common Stock, $0.0001 par value per share, of the Company.

“Class D Common Stock” means the Class D Common Stock, $0.0001 par value per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Business” means, collectively, the businesses of the Company and the Company Subsidiaries to provide post-acute healthcare services, including home health care, hospice care, community care, private duty and other clinical services, but excluding the Long-Term Care Business and the Girling New York Business.

“Company Stock” means the Class A Common Stock, Class B1 Common Stock, Class B2 Common Stock, Class B3 Common Stock, Class C Common Stock and Class D Common Stock.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Control Share Holders” means those Securityholders listed on Exhibit A.

“Control Shares” means all issued and outstanding shares of Class A Common Stock held of record immediately prior to the Effective Time by the Control Share Holders.

“Copyrights” means all copyrightable works, copyrights (including copyrights in software programs) and all registrations and applications thereof and renewals thereof, and all other original works of authorship, moral rights, database and design rights and mask work rights.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“DLLC” means the Delaware Limited Liability Company Act, as amended.

“Environment” means any of the following media: (a) land, including surface land, sub-surface strata, and sea bed and river bed under water; (b) water, surface waters, ground waters, and drinking water supplies; and (c) air, including indoor and outdoor air and air within buildings and other man-made or natural structures above or below ground.

“Environmental Law” means any Law in effect on the date of this Agreement, in any way relating to the protection of human health and safety as it relates to exposure to any Hazardous Material, the Environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), as each has been amended, and the regulations promulgated pursuant thereto

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Company Business.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means The Bank of New York Mellon, a New York banking corporation.

“Escrow Agreement” means the Escrow Agreement to be entered into by and among Parent, the Stockholder Representative and the Escrow Agent at the Closing in substantially the form of Exhibit B hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means those Liabilities set forth on Exhibit G.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing Commitment or any Alternative Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and their and their Affiliates’ respective, officers, directors, employees and representatives and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Girling New York Assets” means any and all of the Company’s rights, title and interest in and to the rights, properties and assets used in or held for use primarily in the operation of the Girling New York Business, including those assets set forth on Exhibit C.

“Girling New York Liabilities” means any and all Liabilities primarily arising out of or related to the ownership or operation of the Girling New York Business, whether incurred before, on or after the Closing Date, including those Liabilities set forth on Exhibit D. Notwithstanding the foregoing, in no event shall the Girling New York Liabilities include the Excluded Liabilities.

“Girling New York Business” means the home health care business of the Girling New York Subsidiaries.

“Girling New York Subsidiaries” means Girling Health Care of New York, Inc. and Girling Health Care Services, Inc.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or the Centers for Medicare & Medicaid Services.

“Government Programs” means the Medicare and Medicaid programs, TRICARE and any other health care reimbursement programs operated by any Governmental Body.

“Hazardous Material” means any pollutant, contaminant, chemical, material, substance, waste or constituent (including, without limitation, crude oil or any other petroleum product, asbestos, biomedical wastes and biohazardous materials) addressed by, subject to regulation under, or which can give rise to Liability or an obligation under, any Environmental Law.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 (the “Act”), applicable provisions of the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”) as incorporated in the American Recovery and Reinvestment Act of 2009 and any accompanying regulations, and the HIPAA Privacy Rule and the HIPAA Security Rule implemented pursuant to the Act, as the same may, from time to time, be amended. The HIPAA Privacy Rule is the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R., part 160 and part 164, subparts A and E. The HIPAA Security Rule is the HIPAA Security Standards (45 C.F.R. Parts 160, 162, and 164).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means the indebtedness for money borrowed of any Person, including, without duplication:

(i) the principal, all accrued and unpaid interest (including interest accrued in cash or payable in kind (including by capitalizing such interest as principal)), prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business (other than the current liability portion of any indebtedness for borrowed money));

(iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP;

(iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof);

(vi) accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person;

(vii) all obligations of the type referred to in clauses (i) through (vi) above of any Persons, the payment for which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and

(viii) all obligations of the type referred to in clauses (i) through (vii) above of other Persons secured by (or for which the holder of any such obligation has an existing right, contingent or otherwise, to be secured by) a Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means all of the following in any jurisdiction throughout the world, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) Patents, (ii) Marks, (iii) Copyrights, (iv) Trade Secrets, (v) all Software and Technology, (vi) all other intellectual property rights and (vii) all advertising and promotional materials.

“Intellectual Property Licenses” means (i) any grant by the Company to another Person of any right to use the Company’s Intellectual Property, and (ii) any grant by another Person to the Company of a right to use such Person’s Intellectual Property.

“IRS” means the Internal Revenue Service.

“Key Personnel” means any director, executive officer, senior vice president, regional vice president, or branch director of the Company or any Company Subsidiary, in each case with respect to the Company Business.

“Knowledge of the Company” or the “Company’s Knowledge” (or words to that effect) means, with respect to the Company, the actual knowledge of Lew N. Little, Jr., Scott Ellyson, Chris Roussos, Ben Hanson, Wayne Douglas, Kelly Jalowiec, and Lori-Don Gregory, after making reasonable inquiry.

“Knowledge of Parent” or “Parent’s Knowledge” (or words to that effect) means, with respect to Parent, the actual knowledge of Rodney Windley, Tony Strange, Eric Slusser, John Hamilton, David Causby, Jeff Shaner, and John Camperlengo, after making reasonable inquiry.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or enforceable policy.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, mediations, investigations, proceedings or claims (including counterclaims) by or before a Governmental Body (including, for the avoidance of doubt, any Taxing Authority).

“Liability” means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or other encumbrance.

“Long-Term Care Assets” means any and all of the Company’s rights, title and interest in and to the rights, properties and assets used in or held for use primarily in the operation of the Long-Term Care Business, including those assets set forth on Exhibit E.

“Long-Term Care Business” means the business of the Long-Term Care Subsidiaries that offers skilled nursing and assisted living services and pharmacy and rehabilitation services to its own facilities and to other Persons.

“Long-Term Care Liabilities” means any and all Liabilities primarily arising out of or related to the ownership or operation of the Long-Term Care Business, whether incurred before, on or after the Closing Date, including those Liabilities set forth on Exhibit F. Notwithstanding the foregoing, in no event shall the Long-Term Care Liabilities include the Excluded Liabilities.

“Long-Term Care Subsidiaries” means those Subsidiaries of the Company to be distributed to DistributionCo in connection with the Spin-Off.

“Marks” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Material Adverse Effect” means, with respect to a Person, any one or more events, developments, circumstances, occurrences, changes or effects that, individually or in the aggregate, are materially adverse to (i) the business, assets, liabilities, condition (financial or otherwise), or results of operations of such Person and its Subsidiaries, taken as a whole (excluding, with respect to the Company, the Long-Term Care Business and the Long-Term Care Subsidiaries and the Girling New York Business and the Girling New York Subsidiaries), or (ii)

the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that the foregoing shall not include any event, development, circumstance, occurrence, change or effect resulting from (A) changes in general economic or financial, credit or securities market conditions or prevailing interest rates, (B) general changes in the industries in which such Person operates, (C) changes or proposed changes in reimbursement rates or coverage limitations applicable to the products or services of such Person or its Subsidiaries, (D) changes or proposed changes in Law or accounting rules or principles, including GAAP, or interpretations or enforcement thereof by any Governmental Body, (E) the announcement of this Agreement or any of the transactions contemplated hereby, the fulfillment of the Parties’ obligations under this Agreement or the consummation of the transactions contemplated hereby, (F) actions or omissions taken or not taken by such Person at the other Party’s request or with the other Party’s consent, or (G) any “act of God” including, without limitation, weather, natural disasters, earthquakes, or any hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions; except, with respect to clauses (A), (B), (C) and (D), to the extent, and only to the extent, that such event, development, circumstance, occurrence, change or effect is disproportionately adverse to such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“NASDAQ” means The NASDAQ Stock Market, LLC.

“Offsite Facility” means any real property which is not presently, and never has been, owned, leased or occupied by the Company or any of the Company Subsidiaries.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company Business through the date hereof consistent with past practice.

“Organic Change” means any recapitalization, reorganization, forward or reverse split, merger, consolidation, spin-off, combination, repurchase or exchange of equity or other securities, any capital share dividend or other special and nonrecurring dividend or distribution (whether in the form of cash, securities or other property), or any other similar transactions or events that affect Parent Common Stock.

“Parent Common Stock” means shares of common stock, par value $0.10 per share, of Parent.

“Patents” means all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations.

“Permits” means any approvals, accreditations, authorizations, consents, licenses, permits, certificates or Certificates of Need of a Governmental Body.

“Permitted Liens” means (i) all defects, exceptions, restrictions, Liens of title, easements, rights of way, covenants and other encumbrances that would be disclosed on inspection of the title and/or survey of such property and that do not adversely affect the ability of the Surviving Company or the applicable Company Subsidiary to use the subject property in the same manner as used by the Company or the applicable Company Subsidiary as of the date of this Agreement; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics,’ carriers,’ workers,’ and repairers’ Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Company Subsidiaries of any Contract or Law; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated; (v) all licenses granted in or to any Intellectual Property; and (vi) Liens to be discharged on or prior to the Closing.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Body.

“Private Program” means contractual arrangements with managed care companies, insurance companies and other non-governmental third-party payer reimbursement and insurance programs.

“Pro Rata Percentage” means with respect to any Securityholder, a percentage equal to Total Merger Consideration (excluding the Control Share Consideration) received by such Securityholder divided by the Total Merger Consideration (excluding the Control Share Consideration) received by all Securityholders.

“Public Source Software” means any Software that is distributed under conditions that include: (i) licensees of such Software being authorized to access, modify and make derivative works of the source code for the Software; (ii) licensees of source code of such Software not being obligated to maintain the confidentiality of such source code; and (iii) licensees of such Software being required, even under limited circumstances, to grant licenses to the source code or derivative works thereof. Public Source Software includes, without limitation, Software that is licensed or distributed under any of the following licenses or distribution models: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) The Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Berkeley software design (BSD), license including Free BSD or BSD-style license, (vi) the Sun Community Source License (SCSL), (vii) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), and (viii) the Apache Server license.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the Environment.

“Release Date Per Share Value” means the value of an Escrowed Share as of the date such Escrowed Share is to be released hereunder and pursuant to the Escrow Agreement, which shall equal the average closing price of Parent Common Stock on NASDAQ (as reported by any authoritative source) for the ten (10) trading days ending with the third trading day immediately preceding the date such Escrowed Share is to be released.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means a holder of shares of Class A Common Stock or Class D Common Stock or a Company Warrant.

“Severance Obligations” means, collectively, any separation, retention, change in control, or similar benefits or payments to any employee, director or consultant (which term shall exclude any such benefits or payments that become payable due to a termination of an employee, director or consultant by Surviving Company or its Affiliates after the Closing).

“Software” means any and all (i) computer programs including any and all computer program implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such party and one or more Subsidiaries of such Person.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments, and escheat of abandoned or unclaimed property, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee Liability in respect of any items described in clause (i) or (ii) payable by reason of Contract, assumption, transferee Liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Affiliates.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form, whether or not specifically listed herein.

“Total Company Share Amount” means, as of immediately prior to the Effective Time (and immediately prior to any cancellation of Company Warrants pursuant to Section 3.3), the sum of (1) the number of issued and outstanding shares of Class A Common Stock and Class D Common Stock and (2) the number of shares of Class D Common Stock issuable upon the exercise of all outstanding unexercised Company Warrants (whether or not then vested or exercisable).

“Trade Secrets” means all discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, provided that each of the foregoing meets the definition of a “trade secret” under the Laws of Delaware.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2. Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Acquisition Transaction	7.5(a)
Agreement	Recitals
Alternative Financing	7.10(a)
Assignment	12.7
Balance Sheet	4.7(a)
Balance Sheet Date	4.7(a)
Breach	4.27(c)
Carryforward Tax Savings	11.7(a)(i)
Cash Consideration Amount	3.4(a)(i)
Certificate	3.5(a)
Certificate of Merger	2.3

Claim	12.2(b)
Closing	2.2
Closing Date	2.2
Closing Merger Shares	3.4(a)(ii)
COBRA	4.15(h)
Company	Recitals
Company Charter Documents	12.1(a)
Company Documents	4.2
Company Equity Plan	3.2(b)
Company Fundamental Representations	10.1(a)
Company Material Adverse Effect	4.1
Company Permits	4.18(b)
Company Plans	4.15(a)
Company Properties	4.11(a)
Company Stock Option	3.2(a)
Company Subsidiary	4.5(a)
Company Warrant	3.3
Confidentiality Agreement	7.2
Confidential Information	7.2; 7.6(a)
Consulting Agreement	8.2(g)
Continuing Employee	7.11(a)
Control Share Consideration	3.4(a)(iii)
Current Coverage	12.2(c)
Delaware Law	Recitals
Dissenting Shares	3.6
Dissenting Stockholder	3.6
DistributionCo	Recitals
D&O Indemnified Parties	12.2
Effective Time	2.3
Employees	4.15(a)
ERISA Affiliate	4.15(a)
Escrow Account	10.6(a)
Escrowed Shares	3.4(a)(iii)
Expense Fund Amount	12.1(e)
Expense Fund	12.1(e)
Expense Fund Remainder	12.1(e)
Financial Agreements	5.9
Financial Statements	4.7(a)
Financing	5.9
Financing Commitment	5.9
First Merger	Recitals
Fundamental Representations	10.1(a)
General Indemnification Cap	10.4(b)
Home Health Preferred Provider Agreement	8.2(f)
Hospice Preferred Provider Agreement	8.2(e)
Indemnification Basket	10.4(a)

Indemnified Party	10.3(a)
Indemnifying Party	8.2(q)
Letter of Transmittal	3.5(a)
LCA	4.16(g)
License Agreement	8.2(q)
LLC Sub	Recitals
Losses	10.2(a)
Material Contracts	4.14(a)
Material Customers and Suppliers	4.23(a)
Merger Consideration Cap	10.4(b)
Merger Sub	Recitals
Mergers	Recitals
Multiemployer Plan	4.15(a)
NOL	11.7(a)(i)
Non-Party Affiliates	12.9
Outside Date	9.1(b)(i)
Owned Properties	4.11(a)
Parent	Recitals
Parent Documents	5.2
Parent Fundamental Representations	10.1(a)
Parent Indemnification Cap	10.4(c)
Parent Indemnified Parties	10.2(a)
Parent Material Adverse Effect	5.1
Parent Preferred Stock	5.6
Parent SEC Documents	5.8
Parties	Recitals
Per Share Cash Consideration	3.4(b)(i)
Per Share Control Share Consideration	3.4(c)
Per Share Escrow Consideration	3.4(b)(iii)
Per Share Expense Fund Remainder	3.4(b)(iv)
Per Share Merger Consideration	3.4(b)
Per Share Stock Consideration	3.4(b)(ii)
Personal Property Leases	4.12(b)
Post-Closing Covenants	10.1(b)
Post-Closing Covenants Survival Period	10.1(b)
Protected Health Information	4.27(c)
Pre-Merger Litigation Matter	10.3(g)
Real Property Leases	4.11(a)
Related Persons	4.22
Remuneration	4.26(f)(i)
Reorganization	11.6
Representatives	7.5(a)
Second Certificate of Merger	2.3
Second Effective Time	2.3
Second Merger	Recitals
Securityholder Documents	6.1

Securityholder Indemnified Parties	10.2(b)
Securityholders Fundamental Representations	10.1(a)
Securityholders Indemnification Cap	10.4(b)
SOX	5.8(d)
Special Indemnity Matters	10.2(a)(viii)
Spin-Off	7.12(a)
Straddle Period	11.2
Stockholder Representative	Recitals
Sublease Termination Agreement	8.2(g)
Survival Period	10.1
Surviving Company	Recitals
Surviving Corporation	Recitals
Surviving LLC	Recitals
Tail Policies	8.2(l)
Third Party Claim	10.3(a)
Title IV Plan	4.15(a)
Total Merger Consideration	3.4(a)
Transition Services Agreement	7.15
WARN Act	4.16(b)

1.3. Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference in this Agreement to dollars shall mean U.S. dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Parent, the Company and the Securityholders have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

The Mergers

2.1. The Mergers. At the Effective Time, subject to the terms and conditions of this Agreement and in accordance with the DGCL, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease and (c) the Company shall be the surviving corporation of the First Merger and shall continue its legal existence under the DGCL. At the Second Effective Time, subject to the terms and conditions of this Agreement, and as part of an integrated plan and in accordance with Delaware Law, (i) the Surviving Corporation shall be merged with and into LLC Sub, (ii) the separate corporate existence of the Surviving Corporation shall cease and (iii) LLC Sub shall be the surviving company of the Second Merger and shall continue its legal existence under the DLLC.

2.2. Closing. The closing of the Mergers (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 3333 Piedmont Road NE, Atlanta, Georgia 30305, at 10:00 a.m. (Eastern time) (i) no later than the third (3rd) Business Day following the satisfaction or waiver of those conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other place, date or time as Parent and the Company may mutually agree in writing; provided, however, that the Closing shall in no event occur earlier than the thirtieth (30th) day after the date of this Agreement, and provided, further, that following such 30-day period, Parent shall not be obligated to effect the Closing until the earlier of the consummation of the Financing (or the senior secured financing described in Section 7.10(a)) or December 27, 2013, subject to the automatic extensions set forth in Section 9.1(b)(i), unless an earlier date is specified in writing by Parent upon at least three (3) Business Days’ prior written notice. The date on which the Closing actually occurs is referred to as the “Closing Date.” By agreement of the Parties, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment.

2.3. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company shall cause the First Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of the State of Delaware in the form attached as Exhibit H (the “Certificate of Merger”), and the Parties shall make all other filings or recordings required by the DGCL or other applicable Law in connection with the First Merger. The First Merger shall become effective at such time as the Certificate of Merger is duly filed in accordance with the provisions of Section 251 of the DGCL, or at such later time on the Closing Date as Parent and the Company shall agree and as shall be stated in the Certificate of Merger (the date and time when the First Merger is Effective, the “Effective Time”). The Surviving Corporation shall cause the Second Merger to be consummated by filing a duly executed certificate of merger with the Secretary of State of Delaware in the form attached as Exhibit I (the “Second Certificate of Merger”), and the Parties shall make all other filings or recordings required by Delaware Law or other applicable Law in connection with the Second Merger. The Second Merger shall become effective at such time as the Second Certificate of Merger is duly filed in accordance with the applicable provisions of Delaware Law, or at such later time on the Closing Date as Parent and the Surviving Corporation shall agree and as shall be stated in the Second Certificate of Merger (the date and time when the Second Merger is effective, the “Second Effective Time”), provided, that the Second Effective Time shall occur immediately following the Effective Time.

2.4. Effects of the Mergers.

(a) At the Effective Time, the First Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Second Effective Time, the Second Merger shall have the effects set forth in Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all of the properties, rights, privileges, powers and franchises of the Surviving Corporation and LLC Sub shall vest in the Surviving LLC, and all debts, liabilities and duties of the Surviving Corporation and LLC Sub shall become the debts, liabilities and duties of the Surviving LLC.

2.5. Organizational Documents.

(a) At the Effective Time, (i) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended as provided therein or by applicable Law, and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Second Effective Time, (i) the certificate of formation of LLC Sub, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving LLC, until amended as provided therein or by applicable Law, and (ii) the limited liability company agreement of the LLC Sub, as in effect immediately prior to the Second Effective Time, shall be, from and after the Second Effective Time, the limited liability company agreement of the Surviving LLC until thereafter amended as provided therein or by applicable Law.

2.6. Managers and Officers of the Surviving Company.

(a) Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Managers. The managers of LLC Sub immediately prior to the Second Effective Time shall be the managers of the Surviving LLC immediately following the Second Effective Time until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC.

(c) Officers. The officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the LLC Sub immediately prior to the Second Effective Time shall be the officers of the Surviving LLC immediately following the Second Effective Time until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC.

2.7. Tax Consequences. The Parties intend that, for federal income tax purposes, the Mergers shall constitute an integrated transaction that is characterized as a merger of Company into Parent and that qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Parent and the Company are parties to such reorganization within the meaning of Section 368(b) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Reg. Sections 1.368-2(g) and 1.368-3(a). None of the Parties or any entity affiliated with the Parties will take any position on any federal, state or local Tax Return, or take any other Tax reporting position, that is inconsistent with the treatment of the Mergers as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

ARTICLE III

Effect on Company Stock, Company Stock Options and Company Warrants;

Payment of Merger Consideration

3.1. Effect on Company Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of the holders of any shares of Company Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Any shares of Company Stock that are owned by the Company as treasury stock shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Cancellation of Class B1 Common Stock, Class B2 Common Stock, Class B3 Common Stock and Class C Common Stock. Each share of Class B1 Common Stock, Class B2 Common Stock, Class B3 Common Stock and Class C Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall automatically be canceled, and no cash, capital stock or other consideration shall be delivered or deliverable in exchange for such shares of Class B1 Common Stock, Class B2 Common Stock, Class B3 Common Stock and Class C Common Stock.

(d) Conversion of Class A Common Stock and Class D Common Stock. Each share of Class A Common Stock and Class D Common Stock issued and outstanding immediately prior to the Effective Time (other than Control Shares, Dissenting Shares and shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive, upon satisfaction of the conditions in Section 3.5, the Per Share Merger Consideration, without interest thereon, payable in accordance with the terms of this Agreement. All such shares of Class A Common Stock and Class D Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such shares of Class A Common Stock or Class D Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration.

(e) Conversion of Control Shares. Each Control Share issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive, upon satisfaction of the conditions in Section 3.5, (i) the Per Share Merger Consideration, plus (ii) the Per Share Control Share Consideration, without interest thereon, payable in accordance with the terms of this Agreement. All such Control Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Control Share Holder shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration plus the Per Share Control Share Consideration.

3.2. Effect on Company Stock Options.

(a) Each unexercised option to purchase Class C Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Option”), whether or not then exercisable, shall automatically be canceled and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange for such Company Stock Options.

(b) Other than as provided in Section 3.3, the Company shall take all actions necessary and appropriate so that (i) all stock option or other equity based plans, agreements or arrangements maintained with respect to the Company Stock (each, a “Company Equity Plan”) shall terminate as of the Effective Time and (ii) the provisions in any other plan, agreement and/or arrangement providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall take all actions to ensure that on and after the Effective Time no holder of a Company Stock Option or participant in any Company Equity Plan shall have any right thereunder to acquire any stock of the Company, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Option or award under such Company Equity Plan.

3.3. Effect on Company Warrants. Each unexercised warrant to purchase Class D Common Stock outstanding immediately prior to the Effective Time (a “Company Warrant”), whether or not then exercisable, shall automatically be canceled and shall cease to exist at the Effective Time, and in consideration of such cancellation, such holder shall be entitled to receive for each Company Warrant an amount equal to the Per Warrant Merger Consideration, without interest thereon, payable in accordance with the terms of this Agreement. Each holder of a certificate (or evidence in book-entry form) which immediately prior to the Effective Time represented any Company Warrants shall cease to have any rights with respect thereto, except the right to receive the Per Warrant Merger Consideration.

3.4. Payment of Merger Consideration.

(a) Total Merger Consideration. The aggregate merger consideration (the “Total Merger Consideration”) to be paid by Parent at the Closing shall be:

(i) $11,767,221 in cash, calculated in accordance with Annex I (the “Cash Consideration Amount”);

(ii) 3,133,674 shares of Parent Common Stock, which shall be adjusted for any Organic Change that occurs after the date hereof but prior to the Effective Time (the “Closing Merger Shares”);

(iii) 783,418 shares of Parent Common Stock, which shall be adjusted for any Organic Change that occurs after the date hereof but prior to the Effective Time (the “Control Share Consideration”);

(iv) 895,335 shares of Parent Common Stock, which shall be adjusted for any Organic Change that occurs after the date hereof but prior to the Effective Time (the “Escrowed Shares”).

(b) Calculation of Per Share Merger Consideration. The “Per Share Merger Consideration” shall equal:

(i) the amount of cash equal to (A) (1) the Cash Consideration Amount, plus (2) the aggregate exercise price of all unexercised Company Warrants, minus (3) the Expense Fund Amount, divided by (B) the Total Company Share Amount (the “Per Share Cash Consideration”);

(ii) the number of shares of Parent Common Stock equal to (A) the number of Closing Merger Shares, divided by (B) the Total Company Share Amount (the “Per Share Stock Consideration”);

(iii) if and when any Escrowed Shares are released to the Securityholders pursuant to the terms of this Agreement and the Escrow Agreement, the number of shares of Parent Common Stock equal to (A) the number of Escrowed Shares released to the Securityholders, divided by (B) the Total Company Share Amount (the “Per Share Escrow Consideration”); and

(iv) if and when any Expense Fund Remainder is released to the Securityholders pursuant to the terms of this Agreement, the amount of cash equal to (A) the amount of the Expense Fund Remainder, divided by (B) the Total Company Share Amount (the “Per Share Expense Fund Remainder”).

(c) Calculation of Per Share Control Share Consideration. The “Per Share Control Share Consideration” shall equal the number of shares of Parent Common Stock equal to (i) the Control Share Consideration, divided by (ii) the total number of Control Shares.

(d) Calculation of Per Warrant Merger Consideration. The “Per Warrant Merger Consideration” shall equal:

(i) the amount of cash equal to (A) the Per Share Cash Consideration, multiplied by the number of shares of Class D Common Stock subject to such Company Warrant, minus (B) the total exercise price of such Company Warrant;

(ii) the number of shares of Parent Common Stock equal to the Per Share Stock Consideration, multiplied by the number of shares of Class D Common Stock subject to such Company Warrant;

(iii) if and when any Escrowed Shares are released to the Securityholders pursuant to the terms of this Agreement and the Escrow Agreement, the number of shares of Parent Common Stock equal to the Per Share Escrow Consideration, multiplied by the number of shares of Class D Common Stock subject to such Company Warrant; and

(iv) if and when any Expense Fund Remainder is released to the Securityholders pursuant to the terms of this Agreement, the amount of cash equal to the Per Share Expense Fund Remainder, multiplied by the number of shares of Class D Common Stock subject to such Company Warrant.

(e) Payment at Closing. At the Closing, Parent shall deliver:

(i) to each Securityholder, including each Control Share Holder, subject to delivery by such Securityholder of any documents required pursuant to Section 3.5, (A) cash in an amount equal to the Per Share Cash Consideration multiplied by the number of shares of Class A Common Stock and Class D Common Stock held by such Securityholder, and (B) the number of shares of Parent Common Stock equal to the Per Share Stock Consideration multiplied by the number of shares of Class A Common Stock and Class D Common Stock held by such Securityholder;

(ii) to each Control Share Holder, the Per Share Control Share Consideration, multiplied by the number of Control Shares held by such Control Share Holder;

(iii) to each holder of a Company Warrant, the Per Warrant Merger Consideration payable to such Person pursuant to clauses (i) and (ii) of Section 3.4(d);

(iv) to the Escrow Agent, the Escrowed Shares, which shall be held and disbursed by the Escrow Agent as provided in the Escrow Agreement; and

(v) to the Stockholder Representative, the Expense Fund Amount.

All cash payments made by Parent under this Section 3.4(e) shall be made by wire transfer of immediately available funds to an account specified in writing by the recipient of such payment.

(f) Deliveries at Closing. At the Closing, the Company and the Stockholder Representative, as applicable, shall deliver the agreements required to be delivered pursuant to Section 8.2 and Parent shall deliver the agreements required to be delivered pursuant to Section 8.3.

(g) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the First Merger. Each Securityholder shall be entitled to receive in lieu of any fractional shares of Parent Common Stock to which such Securityholder otherwise would have been entitled pursuant to this Agreement (after taking into account all shares of Class A Common Stock and Class D Common Stock or Company Warrants then held of record by such holder) a cash payment in an amount equal to the product of (i) the fractional interest in a share of Parent Common Stock to which such holder otherwise would have been entitled and (ii) $11.169.

(h) Withholding Taxes. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Company Stock or Company Warrants pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of Tax Law. Prior to the Closing, Parent shall calculate the amounts which are so required to be deducted and withheld under the Code or any applicable provision of state, local or foreign Tax law, and shall provide written notice to the Company and the Stockholder Representative as to such amounts. To the extent amounts are so withheld and paid over to the appropriate Taxing Authority, Parent or the Surviving Company, as the case may be, shall be treated as though it withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any holder of Company Stock or Company Warrants in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of Company Stock or Company Warrants.

(i) Legends. The shares of Parent Common Stock issued as Closing Merger Shares, Control Share Consideration and Escrowed Shares pursuant to this Agreement will not be registered under the Securities Act or the securities laws of any state, and each certificate evidencing any such shares of Parent Common Stock shall bear a restrictive legend substantially in the following form:

THE SHARES OF COMMON STOCK, PAR VALUE $0.10 PER SHARE, OF GENTIVA HEALTH SERVICES, INC., A DELAWARE CORPORATION (THE “COMPANY”), EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION.

3.5. Delivery of Certificates.

(a) Delivery Procedures. At or prior to the Closing or promptly thereafter, each Securityholder of record (other than Dissenting Stockholders) shall surrender to Parent all certificates held by such holder that immediately prior to the Effective Time evidenced issued and outstanding shares of Class A Common Stock, Class D Common Stock or Company Warrants (the “Certificates”). No interest shall accrue or be paid on any amount payable upon surrender of the Certificates. Parent shall distribute a letter of transmittal in substantially the form attached hereto as Exhibit J (the “Letter of Transmittal”) and other customary documents to all Securityholders of record at least five (5) Business Days in advance of the scheduled Closing Date. As promptly as practicable following surrender of a Certificate to Parent (but in no event prior to the Closing), together with the Letter of Transmittal, duly executed, and such other customary documents as may be required by applicable Laws, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, the Per Share Merger Consideration payable with respect to such holder’s shares of Class A Common Stock and Class D Common Stock or the Per Share Warrant Consideration payable with respect to such holder’s Company Warrants, in each case in accordance with Section 3.4. If any Certificates shall have been lost, stolen or destroyed, in lieu of delivering such Certificate, a record holder may make an affidavit of that fact claiming such Certificate is lost, stolen or destroyed (in form and substance acceptable to Parent) and if required by Parent, post a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of any such Certificate. The delivery of such affidavit and posting of such bond, if required, shall be deemed to constitute delivery of a Certificate for purposes hereof.

(b) No Further Rights in Company Stock or Company Warrants. All shares of Parent Common Stock issued and all cash paid in accordance with Section 3.4 upon conversion of the shares of Company Stock (other than Dissenting Shares) and cancellation of the Company Warrants, if any, in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Stock and such Company Warrants.

(c) No Liability. Neither Parent, the Company nor the Surviving Company shall be liable to any holder of shares of Company Stock or Company Warrants for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or any cash to be paid in accordance with Section 3.4, which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.6. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock (the “Dissenting Shares”) that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the First Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (each, a “Dissenting Stockholder”), shall not be (i) converted into or be exchangeable for the right to receive the Per Share Merger Consideration or (ii) cancelled without any consideration in accordance with Section 3.1(c). Instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such rights, such holder’s shares of Company Stock shall thereupon be treated, as applicable, as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration for each such share, in accordance with this Article III, without any interest thereon, or be canceled without any consideration in accordance with Section 3.1(c). The Company shall give Parent (A) prompt notice of any written demands for appraisal of any shares of Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (B) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

3.7. Cancellation and Retirement of Capital Stock of the Surviving Corporation. At the Second Effective Time, by virtue of the Second Merger and without any action on part of Parent, as the sole stockholder of the Surviving Corporation and the sole member of the LLC Sub:

(a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be canceled and retired and shall cease to exist, and no merger consideration or other consideration shall be delivered in exchange therefor; and

(b) each membership interest of LLC Sub issued and outstanding prior to the Second Effective Time shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Company immediately after the Second Effective Time.

ARTICLE IV

Representations and Warranties Relating to the Company

The Company hereby represents and warrants to Parent, LLC Sub and Merger Sub as follows (provided, however, that in no event shall any of the representations and warranties in this Article IV be deemed to include the Long-Term Care Business, the Long-Term Care Subsidiaries, the Girling New York Business or the Girling New York Subsidiaries, except to the extent specifically provided in this Article IV):

4.1. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Company Business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of the Company Business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on the Company (a “Company Material Adverse Effect”).

4.2. Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Company in connection with the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. True and complete copies of evidence of such approval have been provided to Parent. This Agreement has been, and each of the Company Documents will be when executed at Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, LLC Sub and Merger Sub) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3. Conflicts; Consents of Third Parties.

(a) Except as set forth on Schedule 4.3(a), and assuming that all consents and other Permits described in Section 4.3(b) have been obtained and all other actions described in Section 4.3(b) have been fulfilled, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (with or without notice or lapse of time, or both) conflict with, or result in any violation or breach of, conflict with or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or give rise to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than Permitted Liens) upon any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company; (ii) any Material Contract or Company Permit; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any material applicable Law.

(b) Except as set forth on Schedule 4.3(b), filings pursuant to the HSR Act and the filing of the Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company in connection with the execution and delivery of this Agreement and the Company Documents, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, except for those the failure of which to be made or obtained would not result in a Company Material Adverse Effect.

4.4. Capitalization.

(a) The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, of which 1,600,000 shares are designated Class A Common Stock, 17,500 shares are designated Class B1 Common Stock, 7,500 shares are designated Class B2 Common Stock, 15,000 shares are designated Class B3 Common Stock, 160,000 shares are designated Class C Common Stock, and 200,000 shares are designated Class D Common Stock. As of the date hereof, there are 940,647.25 shares of Class A Common Stock issued and outstanding, there are 17,500 shares of Class B1 Common Stock issued and outstanding, there are 4,649.2 shares of Class B2 Common Stock issued and outstanding, there are 6,064.2 shares of Class B3 Common Stock issued and outstanding, there are no shares of Class C Common Stock issued and outstanding, there are no shares of Class D Common Stock issued and outstanding and there are no shares of Common Stock held by the Company as treasury stock. All of the issued and outstanding shares of Company Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the outstanding shares of Company Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 4.4(a). No holders of Class B1 Common Stock, Class B2 Common Stock or Class B3 Common Stock are entitled under the Company’s Certificate of Incorporation to receive any of the Total Merger Consideration.

(b) Schedule 4.4(b) sets forth the holders of Company Stock Options and Company Warrants and the respective number of shares of Company Stock subject to each outstanding Company Stock Option and Company Warrant, and the applicable exercise price, expiration date and vesting date. Except for Company Stock Options and Company Warrants or as otherwise described in Schedule 4.4(b), there is no existing option, warrant, call, right or Contract to which the Company or, to the Knowledge of the Company, any Securityholder is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in Schedule 4.4(b), there are no obligations, contingent or otherwise, of the Company to (i) repurchase, redeem or otherwise acquire any shares of Company Stock, or (ii) make any investment in (in the form of a loan, capital contribution or otherwise) any Person. Except as set forth on Schedule 4.4(b), there are no (i) outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company, (ii) bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Securityholders of the Company may vote, or (iii) voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or, to the Knowledge of the Company, any Securityholder is a party or is bound with respect to the voting or consent of any shares of Company Stock or Company Warrants. The termination of the Company Stock Options pursuant to Section 3.2(a) is permitted under the relevant Company Equity Plan, and, as a result of the exercise price of each Company Stock Option, no holders of Company Stock Options are entitled to receive any portion of the Total Merger Consideration with respect to such Company Stock Options under the Company’s Certificate of Incorporation in connection with the transactions contemplated under this Agreement.

4.5. Company Subsidiaries and Affiliated Entities.

(a) Schedule 4.5(a) sets forth (i) the name of each (i) Subsidiary of the Company other than the Long-Term Care Subsidiaries and the Girling New York Subsidiaries (each, a “Company Subsidiary”) and (ii) Long-Term Care Subsidiary and Girling New York Subsidiary and (b) an organizational chart of the Company and the Company Subsidiaries both before and after the consummation of the Spin-Off. Each Company Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified as a foreign corporation, partnership or other entity would not have a Company Material Adverse Effect.

(b) Each Company Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted.

(c) The outstanding shares of capital stock or equity interests of each Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. Except as set forth on Schedule 4.5(a), all such shares or other equity interests represented as being owned by the Company or any of the Company Subsidiaries are owned by them free and clear of any and all Liens (other than Permitted Liens and restrictions on the transfer of securities imposed by state or federal securities Laws). There is no existing option, warrant, call, right or Contract to which any Company Subsidiary is a party requiring, and there are no convertible securities of any Company Subsidiary outstanding that upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Company Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Company Subsidiary.

(d) The Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Company Subsidiaries, the Long-Term Care Subsidiaries and the Girling New York Subsidiaries. Except as set forth on Schedule 4.5(d), there are no restrictions on the ability of the Company Subsidiaries to make distributions of cash to their respective equity holders.

4.6. Governing Documents.

(a) The Company has delivered to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company and the organizational documents of each of the Company Subsidiaries, each as amended and in effect on the date hereof.

(b) The minute books of the Company and each Company Subsidiary previously made available to Parent contain materially true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the Securityholders and board of directors (including committees thereof) of the Company and of the shareholders or members and board of directors or managers (including committees thereof) of the Company Subsidiaries, as applicable.

4.7. Financial Statements.

(a) The Company has delivered to Parent copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2012 and the related audited consolidated statements of operations and of cash flows of the Company for the year then ended, and (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2013, and the related consolidated statements of income and cash flows of the Company for the eight-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except with respect to the unaudited financial statements which lack footnotes and other presentation items and are subject to normal year-end audit adjustments) by the Company without modification of the accounting principles used in the preparation thereof, and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated therein. The consolidated balance sheet of the Company as of August 31, 2013 is referred to herein as the “Balance Sheet,” and August 31, 2013 is referred to herein as the “Balance Sheet Date.”

(b) All books, records and accounts of the Company and the Company Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws. The Company and the Company Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(c) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.8. No Undisclosed Liabilities. Except as set forth on Schedule 4.8, neither the Company nor any Company Subsidiary has any Indebtedness or Liabilities of a nature required to be reflected on a balance sheet or otherwise disclosed in financial statements prepared in accordance with GAAP other than (a) those specifically reflected on or reserved against on the Balance Sheet or the Financial Statements, (b) those that are immaterial to the Company or any Company Subsidiary or (c) those incurred in the Ordinary Course of Business since the Balance Sheet Date or in connection with the transactions contemplated hereby.

4.9. Absence of Certain Developments.

(a) Except for the distribution of the Long-Term Care Business and the Girling New York Business as contemplated by Section 7.12 or as set forth on Schedule 4.9(a), since December 31, 2012, (i) the Company and the Company Subsidiaries have conducted their business in the Ordinary Course of Business and (ii) there has not been a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.9(a), since December 31, 2012:

(i) there has not been any damage, destruction or casualty loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Company Subsidiary having a replacement cost of more than $150,000 for any single loss or $300,000 for all such losses;

(ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Company Subsidiary, in each case, other than those fully paid in cash prior to the date hereof;

(iii) neither the Company nor any Company Subsidiary has entered into any employment, consulting, deferred compensation, change in control, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Company Subsidiary’s directors, managers, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, agreement and/or arrangement made to, for or with such directors, managers, officers, employees, agents or representatives, except in each case, in the Ordinary Course of Business;

(iv) there has not been any change by the Company or any Company Subsidiary in accounting or Tax reporting principles, methods or policies, other than changes required by GAAP;

(v) neither the Company nor any Company Subsidiary has entered into any material transaction or Material Contract other than in the Ordinary Course of Business;

(vi) neither the Company nor any Company Subsidiary has failed to promptly pay and discharge material current liabilities when due except where disputed in good faith;

(vii) neither the Company nor any Company Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person (other than reasonable and documented advances made in the Ordinary Course of Business to directors, officers, and employees for business expenses) or paid any fees or expenses to any Securityholder or any director, manager, officer, partner, stockholder or Affiliate of any Securityholder (other than as between the Company and the Company Subsidiaries or as between Company Subsidiaries);

(viii) neither the Company nor any Company Subsidiary has (A) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, or (B) except in the Ordinary Course of Business, acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company;

(ix) neither the Company nor any Company Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;

(x) neither the Company nor any Company Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $150,000 individually or $300,000 in the aggregate;

(xi) neither the Company nor any Company Subsidiary has incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in excess of $150,000 individually or $300,000 in the aggregate;

(xii) neither the Company nor any Company Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property of the Company or any Company Subsidiary, except in the Ordinary Course of Business;

(xiii) neither the Company nor any Company Subsidiary has instituted any Legal Proceeding or settled any Legal Proceeding which would in the aggregate be material to the Company; and

(xiv) neither the Company nor any Company Subsidiary has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9(a).

(b) Except as set forth on Schedule 4.9(b), since the Balance Sheet Date, neither the Company nor any Company Subsidiary has taken or failed to take any action(s) that would be in contravention of the covenants set forth in Sections 7.1(a) or 7.1(b).

4.10. Taxes.

(a) (i) All income, franchise and all other material Tax Returns required to be filed by or on behalf of each of the Company, any Company Subsidiary and any Affiliated Group of which the Company or any Company Subsidiary is or was a member (including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries) have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all material Taxes payable by or on behalf of each of the Company, any Company Subsidiary and any Affiliated Group of which the Company or any Company Subsidiary is or was a member (including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries) have been fully and timely paid (whether or not shown on a Tax Return and whether or not a Tax Return is required). With respect to any period for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Company Subsidiary (including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries).

(b) The Company and each Company Subsidiary (including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries) have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid under all applicable Laws.

(c) Parent has received complete copies of (i) all federal, state, local and foreign income, franchise and all other material Tax Returns of the Company and the Company Subsidiaries relating to the taxable periods ended on or after December 31, 2010 and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or any Company Subsidiary (including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries).

(d) Schedule 4.10(d) lists (i) all material types of Taxes paid, and all types of material Tax Returns filed by or on behalf of Company or any Company Subsidiary, and (ii) all of the jurisdictions that impose such Taxes or with respect to which the Company or any Company Subsidiary has a duty to file such Tax Returns. Neither the Company nor any Company Subsidiary has received a notice from a Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns such that it is or may be subject to Taxation by that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Company Subsidiary (including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries) have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Company or any Company Subsidiary (including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries) received any notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(f) Neither the Company nor any Company Subsidiary nor any other Person on its behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company, or any Company Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) been granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by the Company or any Company Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax exempt use property” within the meaning of Section 168(h)(l) of the Code or (iii) “tax exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28 (if the Company or such Company Subsidiary is the lessor of such property), (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h) The Company is not, and will not have been at any time during the five-year period ending on the Closing Date, a “U.S. real property holding corporation,” within the meaning of Section 897(c) of the Code.

(i) Except as set forth on Schedule 4.10(i), neither the Company nor any Company Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

(j) Neither the Company nor any Company Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(k) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Company Subsidiary, other than Permitted Liens.

(l) Except as set forth on Schedule 4.10(l), neither the Company nor any of the Company Subsidiaries has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group in which the Company is the common parent.

(m) Except as set forth on Schedule 4.10(m), neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(l)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date, (iii) cash basis method of accounting or percentage of completion method of accounting, (iv) an election under Section 108(i) of the Code, (v) prepaid amount received on or prior to the Closing Date or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Tax law).

(o) Neither the Company nor any Company Subsidiary has or has ever had a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such other jurisdiction.

(p) The Company and the Company Subsidiaries have not participated in any “listed transaction” as defined in Treasury regulation Section 1.6011-4(b)(2). If either the Company or any Company Subsidiary has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(q) Neither the Company nor any Company Subsidiary has had any Indebtedness that (i) was “corporate acquisition indebtedness” as defined in Section 279 of the Code, (ii) bore interest any portion of which was “disqualified interest” as defined in section 163(j)(3) of the Code, or (iii) was an “applicable high yield discount obligation” as defined in Section 168(i)(l) of the Code.

(r) No Taxing Authority is asserting or, to the Knowledge of the Company, threatening to assert a claim against the Company or any Company Subsidiary under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax Law.

(s) Neither the Company nor any Company Subsidiary has any material Liability for the Taxes of any Person (other than Taxes of the Company and its Subsidiaries) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by Contract, or (iv) otherwise.

(t) Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has any Knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

4.11. Real Property.

(a) Schedule 4.11(a) sets forth a complete list of all real property and interests in real property leased by the Company or any Company Subsidiary (the “Real Property Leases,” and the real property covered by the Real Property Leases, the “Company Properties”) as lessee or lessor and involving annual lease payments of $50,000 or greater, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). The Company Properties constitute all interests in real property currently used, occupied or held for use in connection with the Company Business and that are necessary for the continued operation of the Company Business as such business is currently conducted. All of the Company Properties and buildings, fixtures and improvements thereon, (i) are in good operating condition (ordinary wear and tear excepted) without structural defects, and all mechanical and other systems located thereon are in good operating condition (ordinary wear and tear excepted), and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current uses. To the Knowledge of the Company, the improvements located on the Company Properties are in compliance with all Laws and none of the improvements located on the Company Properties constitutes a legal non-conforming use or otherwise requires any special dispensation, variance or special permit under any Laws. The Company has delivered to Parent true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto. Neither the Company nor any Company Subsidiary owns any real property or any interests in real property.

(b) Each of the Real Property Leases under which the Company or a Company Subsidiary is a lessee is in full force and effect and is valid, binding and enforceable against the Company or such Company Subsidiary, as applicable, free and clear of all Liens other than Permitted Liens, and, to the Knowledge of the Company, is valid, binding and enforceable against each other party thereto. Neither the Company nor any Company Subsidiary is in material default under any Real Property Lease, and no event has occurred and no circumstance exists that, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Neither the Company nor any Company Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary under any of the Real Property Leases and, to the Knowledge of the Company, no other party is in material default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(c) The Company and the Company Subsidiaries have all certificates of occupancy and Permits of any Governmental Body required to be held by them for the current use and operation of each Company Property, and the Company and the Company Subsidiaries have complied in all material respects with all conditions of the Permits applicable to them. Neither the Company nor any Company Subsidiary is in material default or violation with respect to any such Permit, and no event has occurred that with the lapse of time or giving of notice or both would result in such default or violation.

(d) Neither the Company nor any Company Subsidiary has received written notice of any actual or threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Body or other Person to otherwise take or use all or any part of any Company Property.

(e) Neither the Company nor any Company Subsidiary has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(f) Except as set forth on Schedule 4.11(f), neither the Company nor any Company Subsidiary owns or holds and is not obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12. Tangible Personal Property.

(a) Except as set forth on Schedule 4.12(a), the Company and the Company Subsidiaries have good and valid title to all of the items of owned tangible personal property used in the Company Business (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Liens. All such items of owned tangible personal property which, individually or in the aggregate, are material to the operation of the Company Business are in good condition currently (ordinary wear and tear excepted) and are suitable for the purposes currently used.

(b) Schedule 4.12(b) sets forth all leases of personal property involving annual payments in excess of $100,000 used in the Company Business and the business of each of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is a party (“Personal Property Leases”). All of the items of material personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes currently used, and such property is in the condition required of such property by the terms of the lease applicable thereto. The Company has delivered to Parent true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Each of the Personal Property Leases under which the Company or a Company Subsidiary is a lessee is in full force and effect and is valid and enforceable against the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, each other party thereto. Neither the Company nor any of the Company Subsidiaries has received or given any notice of any material default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any of the Company Subsidiaries under any of the Personal Property Leases and, to the Knowledge of the Company, no other party is in material default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

4.13. Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth an accurate and complete list of registered Intellectual Property owned by the Company or any Company Subsidiary, and lists (i) the current owner, (ii) the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed, (iii) the respective issuance, registration or application number of each item, and (iv) the dates of application, issuance and registration of each item. Schedule 4.13(a)(ii) sets forth an accurate and complete list of all other Intellectual Property used or licensed by the Company or any Company Subsidiary and material to the operation of the Company Business. Except as set forth on Schedule 4.13(a)(i) or (ii), each item of Intellectual Property owned or used by the Company or any Company Subsidiary immediately before the Closing will be owned or available for use by Parent immediately after the Closing on substantially the same terms. The Company and each Company Subsidiary have taken commercially reasonable efforts to maintain and protect each item of material Intellectual Property that they own or use. The Intellectual Property owned by or licensed to the Company and the Company Subsidiaries includes all of the material Intellectual Property rights necessary or required in the conduct of the Company Business as presently conducted.

(b) Except as disclosed in Schedule 4.13(b), the Company or a Company Subsidiary is the sole and exclusive owner of, or, to the Company’s Knowledge, has valid and continuing rights to use, sell or license, as the case may be, all material Intellectual Property used, sold or licensed by the Company or the Company Subsidiaries in the Company Business as presently conducted, free and clear of all Liens (other than Permitted Liens).

(c) The Intellectual Property owned, or, to the Company’s Knowledge, used, practiced, or otherwise commercially exploited by the Company or any Company Subsidiary, and the development, manufacturing, licensing, marketing, importation, offer for sale, sale and use of the Intellectual Property by the Company and each Company Subsidiary in connection with the Company Business as presently conducted, do not infringe, violate or constitute an unauthorized use or misappropriation of any Intellectual Property of any Person.

(d) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 4.13(e), neither the Company nor any Company Subsidiary is currently required, obligated, or under any Liability to make any payments by way of royalties, fees or otherwise, or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property with respect to the use thereof in connection with the conduct of the Company Business as currently conducted.

(e) Schedule 4.13(e) sets forth a complete and accurate list of all Contracts to which the Company or any Company Subsidiary is a party (other than commercial off-the-shelf Software) (i) granting any Intellectual Property Licenses or (ii) limiting its ability to use or exploit fully any Intellectual Property. The Company has delivered to Parent true, correct and complete copies of each Contract set forth on Schedule 4.13(e), together with all amendments, modifications and supplements thereto.

(f) Each of the material Intellectual Property Licenses is in full force and effect and is legal, valid and binding against the Company and/or the Company Subsidiaries, enforceable against them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor any Company Subsidiary is in material default under any Intellectual Property License, nor, to the Knowledge of the Company, is any other party to any Intellectual Property License in default thereof, and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. Neither the Company nor any Company Subsidiary has received written notice that any party to any of the Intellectual Property Licenses has exercised any termination rights with respect thereto, except in the Ordinary Course of Business.

(g) The Company and the Company Subsidiaries have taken commercially reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets of the Company and the Company Subsidiaries that are material to the operation of the Company Business or the business of the Company Subsidiaries.

(h) As of the date hereof, neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings that involve a claim of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property rights of any Person against the Company or the Company Subsidiaries or challenging the ownership, use, validity or enforceability of any material Intellectual Property by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice of any such threatened claim or notice challenging the ownership, use, validity or enforceability of any material Intellectual Property by the Company or any Company Subsidiary.

(i) To the Company’s Knowledge, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or any Company Subsidiary, and no such claims have been made against any Person by the Company or any Company Subsidiary. There are no Orders to which the Company is a party or by which the Company is bound which restrict, in any material respect, the Company’s or any Company Subsidiary’s right to use any Intellectual Property.

(j) No present or former employee of the Company or any Company Subsidiary has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company or any Company Subsidiary. To the Company’s Knowledge, no employee, consultant or independent contractor of the Company or any Company Subsidiary is, as a result of or in the course of such employee’s, consultant’s or independent contractor’s engagement by the Company, in material default or breach of any material term of any non-disclosure agreement, assignment of invention agreement or similar agreement, in each case related to Intellectual Property.

(k) Schedule 4.13(k) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or any Company Subsidiary that is material to the Company Business, excluding commercial off-the-shelf Software, and (ii) all Software that is used by the Company or any Company Subsidiary that is material to the Company Business, excluding commercial off-the-shelf Software.

(l) The Company and each Company Subsidiary have complied in all material respects with all (i) applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations and (ii) rules, policies and procedures established by the Company or any Company Subsidiary from time to time with respect to privacy, publicity, data protection or collection and use of personal information and user information gathered or accessed in the course of the operations of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has received notice of any claims alleging a violation of any Person’s privacy, personal or confidentiality rights under any such applicable Laws, rules, policies or procedures and, to the Company’s Knowledge, no such claims have been threatened against the Company or any Company Subsidiary by any Person.

(m) No Public Source Software has been incorporated into any Software (excluding commercial off-the-shelf Software) material to the operation of the Company Business.

4.14. Material Contracts.

(a) Schedule 4.14(a) sets forth all of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of them or their respective assets or properties are bound (collectively, the “Material Contracts”):

(i) Contracts with any Securityholder or Affiliate thereof or any current officer, director, stockholder or Affiliate of the Company or any of the Company Subsidiaries;

(ii) Contracts with any labor union or association representing any employee of the Company or any of the Company Subsidiaries;

(iii) Contracts for the sale of any of the assets of the Company or any of the Company Subsidiaries in an amount in excess of $100,000 other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any such assets;

(iv) Contracts for joint ventures, strategic alliances, partnerships, or sharing of profits;

(v) Contracts containing covenants of the Company or any of the Company Subsidiaries not to compete in any line of business or with any Person in any geographical area;

(vi) Contracts containing covenants of any other Person, including employees or independent contractors, not to compete with the Company or any of the Company Subsidiaries in any line of business or in any geographical area;

(vii) Contracts for the acquisition since January 1, 2009 (by merger, purchase of stock or assets or otherwise) by the Company or any of the Company Subsidiaries of any operating business or material assets or the capital stock or membership interest of any other Person;

(viii) except for capitalized leases entered into in the Ordinary Course of Business, Contracts relating to the incurrence, assumption or guarantee of any Indebtedness in excess of $100,000 or imposing a Lien on any of the material assets of the Company or any Company Subsidiary (other than Permitted Liens), including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix) purchase Contracts giving rise to Liabilities of the Company or any of the Company Subsidiaries in excess of $300,000 in the aggregate in any fiscal year after the date hereof;

(x) Contracts providing for payments by or to the Company or any of the Company Subsidiaries in excess of $500,000 in the aggregate in the current fiscal year or any fiscal year after the date hereof;

(xi) Contracts under which the Company or any of the Company Subsidiaries has made advances or loans to any other Person (other than reasonable and documented advances made in the Ordinary Course of Business to directors, officers, and employees for business expenses);

(xii) Contracts involving annual payments to or from the Company in excess of $100,000 per year that contain terms providing for Severance Obligations;

(xiii) Contracts for the employment of any individual on a full time, part-time or other basis providing base annual compensation in excess of $100,000;

(xiv) Contracts with independent contractors or consultants (or similar arrangements) providing for payments in excess of $250,000 per year;

(xv) Contracts with medical directors providing for payments in excess of $50,000 per year;

(xvi) outstanding Contracts (not otherwise required to be listed on Schedule 4.14(a) of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Company Subsidiaries involving more than $100,000 in any fiscal year;

(xvii) Contracts with any vendor that provides billing and reimbursement services valued in excess of $50,000 during any year;

(xviii) any insurance policy or agreement or undertaking by the Company or any Company Subsidiary providing for indemnification of any officer or director of the Company or any of the Company Subsidiaries, other than the Company’s or any Company Subsidiary’s certificate of incorporation or bylaws; and

(xix) any License or sublicense (whether as a licensor or a licensee) of any Intellectual Property or other intangible asset (excluding commercial off-the-shelf or shrink wrap software) that provides for payment or receipt of $250,000 or more per year.

(b) Each of the Material Contracts is in full force and effect and is legal, valid and binding against the Company or any Company Subsidiary that is party thereto, and, to the Knowledge of the Company, of the other parties thereto, enforceable against each of them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). Neither the Company nor any Company Subsidiary is in breach of or material default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in material breach of or material default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or material default on the part of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract. The Company has delivered to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

4.15. Employee Benefit Plans.

(a) Schedule 4.15(a) sets forth a correct and complete list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, incentive, stock purchase or other equity or equity-based compensation, deferred compensation, change in control, retention, termination, severance, sick leave, vacation pay, educational assistance, employee loan, salary continuation for disability, hospitalization, health insurance, life insurance and scholarship plans, programs, policies, agreements and arrangements sponsored, maintained or contributed by the Company or any of the Company Subsidiaries, or to which the Company or any of the Company Subsidiaries has or may have any actual or contingent Liability thereunder, (collectively, the “Company Plans”) for the benefit of current or former employees, directors, and/or consultants of the Company or any of the Company Subsidiaries (the “Employees”). No Company Plan is a defined benefit pension plan subject to Title IV of ERISA and/or Section 412 of the Code (a “Title IV Plan”), nor does the Company, any of the Company Subsidiaries or any ERISA Affiliate have any Liability, contingent or otherwise, to a Title IV Plan, including any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)). For purposes of this Agreement, the term “ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company or any Company Subsidiary would be deemed a “single employer” within the meaning of Section 4001(b)(i) of ERISA, including the Long-Term Care Subsidiaries and the Girling New York Subsidiaries.

(b) With respect to each of the Company Plans, correct and complete copies of the following documents have been made available or delivered to Parent by the Company, to the extent applicable: (i) the plan document, all amendments thereto and related trust documents, insurance contracts or other funding arrangements; (ii) the most recent Form 5500 annual report and all schedules thereto, and the most recent actuarial reports, if any; (iii) the most recent IRS determination letter; (iv) the most recent summary plan descriptions and any summaries of material modifications thereto; and (v) written summaries of all non-written Company Plans.

(c) Each of the Company Plans has been maintained in all material respects in accordance with its terms and in all material respects with applicable provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations. All material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any plan participant with respect to each Company Plan have been duly and timely filed or distributed.

(d) The Company Plans intended to qualify under Section 401 of the Code have received a determination from the IRS that they are so qualified or are maintained under a prototype or volume submitter document and are entitled to rely on the opinion or advisory letter issued by the IRS to the prototype or volume submitter provider, and nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption.

(e) All premiums, contributions (including all employer contributions and employee salary reduction contributions) or other payments required to have been made under any of the Company Plans as of the Closing Date have been timely made.

(f) With respect to each Company Plan: (i) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code that could reasonably be expected to result in material Liability to the Company; and (ii) there have been no acts or omissions by the Company or any Company Subsidiary that have given or could reasonably be expected to give rise to any material fines, penalties, taxes or related charges under Section 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 of the Code for which the Company or any Company Subsidiary may be liable.

(g) There are no pending actions, investigations, claims or lawsuits that have been asserted or instituted relating to or arising from the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of any threatened actions. Except as set forth on Schedule 4.15(g), there are no pending audits, inquiries, reviews, proceedings, claims, or demands with, from or by any Governmental Body relating to or arising from the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans, nor does the Company have any Knowledge of any threatened audits or inquiries.

(h) None of the Company Plans provides for post-employment life insurance or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state Law.

(i) Except as set forth on Schedule 4.15(i), (i) neither the Company nor any Company Subsidiary is or will be obligated to pay Severance Obligations under any of the Company Plans, nor will any transaction contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any such individual under any of the Company Plans, and (ii) no amount paid or payable by the Company or any Company Subsidiary, as a result of or in connection with the consummation of the transactions contemplated by this Agreement, to any current or former employee, officer, director or other service provider of the Company or any Company Subsidiary who is a “disqualified individual” could be classified as an “excess parachute payment,” as such terms are defined under Section 280G of the Code and the final regulations thereunder.

(j) Each Company Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code complies with the requirements of Section 409A of the Code and the final regulations and other applicable guidance thereunder.

4.16. Labor and Employment Matters.

(a) The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws respecting labor, employment and employment practices including all Laws pertaining to wages and hours, occupational safety and health, employment discrimination, disability rights or benefits, equal opportunity, immigration, affirmative action, employee leave issues, unemployment insurance and workers’ compensation, labor relations, and collective bargaining, including Laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of workers under the Immigration and Nationality Act, as amended, including the Immigration Reform and Control Act of 1986, and all state and local immigration Laws.

(b) The Company and the Company Subsidiaries have complied in all material respects with all notice and other requirements under the WARN Act. In the 18 months prior to the date hereof, neither the Company nor any of the Company Subsidiaries has (i) effectuated a “plant closing” (as defined in the U.S. Worker Adjustment and Retraining Notification Act and any similar state or local Law (the “WARN Act”), or (ii) effectuated a “mass layoff” (as defined in the WARN Act) relating to plant closings or layoffs.

(c) The Company and the Company Subsidiaries (i) have taken reasonable steps to properly classify and treat all of their employees and independent contractors as such, (ii) have taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable Law, (iii) are not delinquent in any material payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (iv) have withheld all material amounts required by Law or by agreement to be withheld, and reported all material amounts required by Law to be reported, in each case with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (v) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unpaid wages, unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the Ordinary Course of Business). The Company and the Company Subsidiaries do not have direct or indirect material Liability as a result of any misclassification of any Person as an independent contractor rather than as an employee.

(d) Except as disclosed in Schedule 4.16(d):

(i) there are no charges, governmental audits, investigations, administrative proceedings or material complaints concerning the employment or immigration practices of the Company or the Company Subsidiaries pending, nor has the Company or any Company Subsidiary received written notice of any such matter being threatened, before any federal, state or local agency or court; and

(ii) except for routine government inquiries, examinations and inspections which the Company and the Company Subsidiaries have no reason to believe are material, there are no inquiries, investigations or monitoring of activities pending, nor have the Company and the Company Subsidiaries been expressly notified of any such matter being threatened, by any state professional board or agency charged with regulating the professional activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by the Company and the Company Subsidiaries and who provide services to the Company and the Company Subsidiaries.

(e) Except as set forth on Schedule 4.16(e), neither the Company nor any of the Company Subsidiaries is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements (or, to the Knowledge of the Company, organizational meetings to enter into such agreements) which pertain to employees of the Company or any of the Company Subsidiaries. The Company has delivered or otherwise made available to Parent true, correct and complete copies of the labor or collective bargaining agreements listed on Schedule 4.16(e), together with all amendments, modifications or supplements thereto.

(f) There are no strikes, work stoppages, slowdowns, lockouts, arbitrations, unfair labor practice charges or material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any of the Company Subsidiaries.

(g) With respect to employees holding nonimmigrant H-1B specialty occupation visa/status, to the Company’s Knowledge, the Company has complied with all Labor Condition Application (“LCA”) posting, filing, wage and maintenance of public access file requirements as specified at 20 C.F.R. Section 655.700, including LCA postings at the Company and all employee worksites. To the Company’s Knowledge, the Company is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current I-9 Employment Eligibility Verification Form for each employee, as required by such Act.

4.17. Litigation. Except as set forth in Schedule 4.17, there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, pending or threatened against any of the officers, directors or employees of the Company or any of the Company Subsidiaries relating to, or involving, the Company Business, or to which the Company or any Company Subsidiary is otherwise a party before any Governmental Body. Except as set forth on Schedule 4.17, neither the Company nor any Company Subsidiary is subject to any Order, and neither the Company nor any Company Subsidiary is in breach or violation of any Order. Except as set forth on Schedule 4.17, neither the Company nor any Company Subsidiary is engaged in any material legal action to recover monies due it or for damages sustained by it. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or to which the Company is otherwise a party relating to this Agreement or, any Company Document or the transactions contemplated hereby or thereby.

4.18. Compliance with Laws; Permits.

(a) Except as set forth in Schedule 4.18(a), each of the Company and the Company Subsidiaries (i) is, and has been since January 1, 2010, in compliance in all material respects with all Laws applicable to the Company Business and its operations or assets and has timely filed all material reports, data and other information required to be filed by it with all Governmental Bodies, (ii) has not received any written notice of or been charged by a Governmental Body with the violation of any Laws, and (iii) to the Knowledge of the Company, is not under investigation by a Governmental Body with respect to the violation of any Laws.

(b) Schedule 4.18(b) contains a list of all Permits that are required for the operation of the Company Business as presently conducted (“Company Permits”). The Company and the Company Subsidiaries currently have all Permits that are required for the operation of the Company Business as presently conducted. Neither the Company nor any Company Subsidiary is in default or violation in any material respect, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any material respect of any term, condition or provision of any Company Permit. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, relating to the imposition of any fine or other sanctions against the Company or any Company Subsidiary, including the suspension, revocation or modification of any Company Permit.

(c) Each of Company and the Company Subsidiaries maintains a compliance program in all material respects in accordance with the criteria established by the Office of Inspector General of the Department of Health and Human Services and other similar

Laws and has done periodic reviews of such compliance programs and their operations in accordance with such compliance programs. Except as set forth in Schedule 4.18(c), all internal audits and audits performed by independent third parties have indicated acceptable compliance levels, and if not, all required remedial actions have been taken to correct and resolve any issues.

4.19. Environmental Matters. Except as set forth on Schedule 4.19:

(a) The Company and the Company Subsidiaries are and have been in compliance in all material respects with applicable Environmental Laws.

(b) The Company and the Company Subsidiaries have all material Environmental Permits. The Company has delivered to Parent true and complete copies of all such Environmental Permits.

(c) There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against or affecting the Company or the Company Subsidiaries related to Environmental Laws.

(d) Neither the Company nor any of the Company Subsidiaries has received any written communication alleging that the Company or any of the Company Subsidiaries currently is not or was not in compliance with or is liable or potentially liable under applicable Environmental Laws or Environmental Permits.

(e) To the Company’s Knowledge, there are no and have not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about any personal or real property owned, leased, operated or used by the Company or any of the Company Subsidiaries, nor has there been any Release of any Hazardous Materials therefrom by the Company or any of the Company Subsidiaries, in each case, in a manner that would reasonably be expected to give rise to any material Liabilities under Environmental Laws.

(f) Neither the Company nor any of the Company Subsidiaries has received any written notice or request for information from any Person, with respect to any Offsite Facility, of potential or actual Liability of the Company or any Company Subsidiary for cleanup or environmental remediation thereof.

4.20. Insurance. The Company and the Company Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company and the Company Subsidiaries are bound, and (b) that are in such amounts, with such deductibles or retention amounts and against such risks and losses, as are reasonable for the Company Business and the assets and properties of the Company and the Company Subsidiaries. Set forth in Schedule 4.20 is a list of all insurance policies and all fidelity or other bonds held by or applicable to the Company and the Company Subsidiaries, setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage, and including whether such coverage is occurrence or claims made and whether the policies may be terminated upon consummation of the transactions contemplated hereby. Schedule 4.20 also sets forth any insurance policy that is not considered finalized from a premium audit or retrospective premium adjustment perspective, including those from any previous acquisitions the Company or the Company Subsidiaries have made. No premium audit, retrospective premium adjustment, or unreported claim(s) are pending, due or otherwise unaccounted for by the Company or any Company Subsidiary that would reasonably be expected to result in a material retroactive upward adjustment in premium or losses under any insurance program. Furthermore, all claims within the deductible or self-insured retentions of any insurance policies have been properly reserved according to generally accepted claims management standards. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last three years and, to the Knowledge of the Company, no threat has been made to cancel any insurance policy of the Company or the Company Subsidiaries during such period. Neither the Company nor any Company Subsidiary has received notice that any claims outstanding under any such insurance policy has a reservation of rights or any other coverage issue which could result in a full or partial denial of the claim. Except as noted on Schedule 4.20, none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (with or without notice or lapse of time, or both) conflict with, or result in any violation or breach of, conflict with or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, any such insurance. No event has occurred, including the failure by the Company to give any notice or information or the Company giving any inaccurate or erroneous notice or information, which limits or impairs the material rights of the Company under any such insurance policies.

4.21. Accounts and Notes Receivable and Payable. All accounts and notes receivable of the Company and the Company Subsidiaries reflected on the Balance Sheet or arising after the date thereof have arisen from bona fide transactions in the Ordinary Course of Business. All accounts payable of the Company reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business.

4.22. Related Party Transactions. Except as set forth on Schedule 4.22 and other than pursuant to an employment agreement with an employee of the Company or any Company Subsidiary or any salary or other compensation or benefits under Company Plans paid or payable in the Ordinary Course of Business to employees, in each case, in consideration for bona fide services performed by such employees, no employee, officer, director, stockholder or member of the Company or any of the Company Subsidiaries, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (a) owes any amount to the Company or any of the Company Subsidiaries nor does the Company or any of the Company Subsidiaries owe any amount to, or has the Company or any of the Company Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person (other than reasonable and documented advances made in the Ordinary Course of Business, to directors, officers, and employees for business expenses), (b) is involved in any business arrangement or other relationship with the Company or any of the Company Subsidiaries (whether written or oral), (c) owns any material property or right, tangible or intangible, that is used by the Company or any of the Company Subsidiaries, (d) has any Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries, or (e) to the Knowledge of the Company, owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Company Subsidiary.

4.23. Programs and Suppliers.

(a) Schedule 4.23 sets forth a list of the ten (10) largest Private Programs and the ten (10) largest suppliers of the Company and the Company Subsidiaries (the “Material Programs and Suppliers”), as measured by the dollar amount of receipt therefrom or paid thereby, during each of the fiscal years (or partial fiscal year) ended December 31, 2011 and December 31, 2012, showing the approximate total receipts by the Company and the Company Subsidiaries from each such Private Program and the approximate total purchases by the Company and the Company Subsidiaries from each such supplier, during such period.

(b) As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any of the Material Programs and Suppliers that such Person intends to, since the Balance Sheet Date, (i) cease selling such products, materials or drugs to the Company or any Company Subsidiary, (ii) limit or reduce such payments to the Company or any Company Subsidiary, or (iii) increase the prices at which such sales are made to the Company or any Company Subsidiary.

4.24. Banks; Power of Attorney. The Company has made available to Parent a complete and correct list of the names and locations of all banks in which Company or any Company Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.24, no person holds a power of attorney to act on behalf of the Company or any Company Subsidiary.

4.25. Financial Advisors. Except as set forth on Schedule 4.25, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.26. Health Care Matters.

(a) Each of the Company and the Company Subsidiaries is certified for participation and reimbursement under the Government Programs and has current provider numbers and/or provider agreements for such Government Programs and the Private Programs under which they are presently receiving payments and satisfies in all material respects the requirements, contractual terms and conditions of participation in the Medicare, Medicaid and all other Government Programs and Private Programs in which the Company or Company Subsidiaries participate. Set forth on Schedule 4.26(a) is a true, correct and complete list, with respect to the Company and the Company Subsidiaries, of such provider numbers and provider agreements under all Government Programs and Private Programs, true, correct and complete copies of which have been provided to Parent. True, correct and complete copies of all reports of all inspections and surveys of the Company and the Company Subsidiaries containing unresolved findings with respect to the Company Business conducted in connection with any Government Program, Private Program or licensing or accrediting body during the past three years and delivered to the Company or the Company Subsidiaries have been provided or made available to Parent. To the extent that the Company or any Company Subsidiary participates or receives reimbursement from Government Programs or Private Programs, each of the Company and the Company Subsidiaries has participated and been reimbursed in compliance with any and all applicable Laws, guidance materials, rules and regulations governing such Government Programs and Private Programs, except as would not have a Company Material Adverse Effect.

(b) No Order nor, to the Company’s Knowledge, any violation, default or deficiency exists (or event has occurred that, with either the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency) with respect to (i) any Company Permit required to provide post-acute care healthcare services, including home health care, hospice care, community care, private duty nursing and other clinical care; or (ii) any provider number issued to the Company or any Company Subsidiary or to any provider agreement to which the Company or any Company Subsidiary is a party under any Government Programs or Private Programs. Neither the Company nor any Company Subsidiary has received any written notice of any action pending or recommended by any Governmental Body with respect to any provider number issued to the Company or any Company Subsidiary or any provider agreement to which the Company or any Company Subsidiary is a party, and to the Company’s Knowledge, no event has occurred that, with either the giving of notice, the passage of time, or both, would constitute grounds to revoke, withdraw or suspend any such Company Permit, or to terminate or limit the participation of the Company or any Company Subsidiary in any Government Program or Private Program. Since December 31, 2012, neither the Company nor any Company Subsidiary has failed to renew any Government Program agreement or Private Program agreement, and, to the Knowledge of the Company, no counterparty to any such Government Program agreement or Private Program agreement has made a decision to modify in a manner that would be materially adverse to the Company or any Company Subsidiary or not renew any such agreement. Except as set forth on Schedule 4.26(b), no consent or approval of, prior filing with or notice to, or any action by, any Governmental Body or any other third party is required with respect to (i) such provider numbers or Government Program or Private Program agreements or (ii) the transfer or change of ownership of any Company Permit required to provide of post-acute care healthcare services, including home health care, hospice care, community care, private duty nursing and other clinical care, in connection with the consummation of the transactions contemplated by this Agreement

(c) Each of the Company and the Company Subsidiaries has timely filed all reports and submitted all invoices that are required to be filed prior to the date hereof in accordance with the Government Programs and Private Programs, all fiscal intermediaries and other private payors and all such reports and invoices are complete and accurate in all material respects and have been prepared in compliance in all material respects with the Laws governing reimbursement and payment of claims in effect at the time of filing. True, correct and complete copies of the Medicare and Medicaid cost reports and similar reports required by any Governmental Body or Private Program for the three most recent filed years have been made available to Parent. Except as set forth on Schedule 4.26(c)(i), each of the Company and the Company Subsidiaries has paid or caused to be paid all known and undisputed refunds or overpayments, including with respect to any liability related to the applicable hospice Medicare cap, which have become due, whether pursuant to such reports and invoices or otherwise, and has no Liability under any Government Program or Private Program for any refund or overpayment except as may occur in the Ordinary Course of Business. Neither the Company nor

any of the Company Subsidiaries have Knowledge of any Government Program overpayments that have not been refunded within sixty (60) days of identification as required by the Patient Protection and Affordable Care Act. Except as set forth on Schedule 4.26(c)(ii), there are no pending appeals, adjustments, challenges, audits, claims, or notices of intent to audit such prior reports or invoices, nor has the Company or any Company Subsidiary, during the last three years, been subject to an audit that included findings that would cause a Company Material Adverse Effect. There are no other outstanding reports required to be filed by the Company or any of the Company Subsidiaries in order to be paid under any Government Program or Private Program for services rendered in connection with the Company Business or its and the Company Subsidiaries’ respective operations and assets, except for reports not yet due.

(d) Neither the Company nor any Company Subsidiary is subject to the terms of any corporate integrity program, compliance certificate program, or mandatory compliance plan imposed by a Governmental Body or that is the result of an agreement between the Company or any Company Subsidiary and a Governmental Body. Neither the Company nor any Company Subsidiary has received written notice of any action pending or recommended by any Governmental Body to subject the Company or any Company Subsidiary to the terms of any corporate integrity program, compliance certificate program, or mandatory compliance plan.

(e) Except as set forth on Schedule 4.26(e), (i) the Company’s or any Company Subsidiary’s right or, to the Company’s Knowledge, the right of any licensed professional or other individual employed by or under contract with such Person to receive reimbursements pursuant to any Government Program or Private Program has not been terminated or otherwise materially adversely affected as a result of any investigation or action by any Governmental Body, (ii) neither the Company, any Company Subsidiary, nor, to the Company’s Knowledge, any of their respective officers, directors, or agents or any other individual employed by or under contract with such Person has (a) had a civil monetary penalty assessed against it, him or her under 42 U.S.C. Section 1320a-7a or is the subject of an action seeking to assess such penalty; (b) been excluded, debarred, suspended or been otherwise determined to be, or identified as, ineligible to participate in any Government Program, or, to the Knowledge of the Company, is the subject of any Legal Proceeding that could result in such adverse actions; (c) been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any offense described in 42 U.S.C. Section 1320a-7(a) or (b)(1), (2), or (3) or, to the Knowledge of the Company, is the subject of any Legal Proceeding that could result in such conviction; or (d) been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. Section 335a, or, to the Knowledge of the Company, is the subject of any Legal Proceeding that could result in such material debarment or exclusion, and (iii) to the Company’s Knowledge, neither the Company nor any Company Subsidiary has, during the past three (3) years, been the subject of any non-routine inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Body, professional review organization or certifying agency alleging illegal activity on the part of such Person, nor has the Company or any Company Subsidiary received any written notice of deficiency from a Governmental Body (other than those that have been cured) during the past three (3) years in connection with the operations of the Company Business, or their operations and assets, and (iv) there are not presently, and at the Closing Date there will not be, any outstanding material deficiencies or any corrective action plans related thereto that are owed by the Company or any Company Subsidiary to any Governmental Body. Copies of all reports, correspondence, notices and other documents relating to any matter described or referenced on Schedule 4.26(e), have been provided to Parent. In addition, except as set forth on Schedule 4.26(e), neither the Company nor any Company Subsidiary has performed an internal inspection, investigation, survey, audit, monitoring or other form of review based upon any alleged illegal or improper activity with respect to the Company Business that has been determined by the Company or any Company Subsidiary, after reasonable inquiry, to be substantiated, nor are there any such pending unsubstantiated matters, except as would not have a Company Material Adverse Effect. To the Company’s Knowledge, each of the Company and the Company Subsidiaries has performed an internal inspection, investigation, survey, audit, monitoring or other form of review based upon any alleged illegal or improper activity with respect to the Company Business.

(f) Except in material compliance with applicable Laws and Orders, neither the Company nor any of the Company Subsidiaries has, with the intent to induce referrals or otherwise generate business for or on behalf of the Company or the Company Subsidiaries:

(i) offered, paid, solicited or received anything of value, paid directly or indirectly, overtly or covertly, in cash or in kind (“Remuneration”) to or from any physician or referral source, immediate family member of a physician or referral source, or an entity in which a physician or referral source or immediate family member of a physician or referral source has a direct or indirect ownership or investment interest, including by way of illustration and not limitation:

(A) payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement, or otherwise;

(B) payments for the use of leased premises; or

(C) payments for the acquisition or lease of equipment, goods or supplies;

(ii) except for lawful discounts, rebates or reductions in price offered in the Ordinary Course of Business and consistent with industry practice, offered, paid, solicited or received any Remuneration (excluding fair market value payments for equipment or supplies) to or from any healthcare provider, pharmacy, drug or equipment supplier, distributor or manufacturer on a good or service received by the Company or any of the Company Subsidiaries;

(iii) except for lawful discounts, rebates or reductions in price offered in the Ordinary Course of Business and consistent with industry practice, offered, paid, solicited or received any Remuneration to induce referrals of patients, or the purchasing, leasing, ordering or arrangement for any good, facility, service or item payable by a state or federal health care program;

(iv) entered into any other arrangement involving any ownership or investment interest by any physician, or immediate family member of a physician, or an entity in which an immediate family member of a physician has an ownership or investment interest, directly or indirectly, through equity, debt, or other means, including an interest in an entity providing goods or services to the Company or any of the Company Subsidiaries;

(v) entered into any joint venture, partnership, co-ownership or other arrangement involving any ownership or investment interest by any Person, including a hospital, pharmacy, drug or equipment supplier, distributor or manufacturer, that is or was in a position to make or influence referrals, furnish items or services to, or otherwise generate business for the Company or any of the Company Subsidiaries; or

(vi) entered into any agreement providing for the referral of any patient for the provision of goods or services by the Company or any of the Company Subsidiaries, or payments by the Company or any of the Company Subsidiaries as a result of any referrals of patients to the Company or any of the Company Subsidiaries (excluding commercial payer contracts providing for such referrals and payments).

(g) To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has engaged in any activities that are prohibited under 42 U.S.C. Section 1320a-7b, 42 U.S.C. Section 1395nn or 31 U.S.C. Section 3729-3733 (or other federal or state statutes related to the submission of false or fraudulent claims) or the regulations promulgated thereunder, or related state or local statutes or regulations, including the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment directly or indirectly from a Government Program; (ii) knowingly and willfully making or causing to be made any false statement or representation or a material fact for use in determining rights to any benefit or payment directly or indirectly from a Government Program; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment directly or indirectly from a Government Program; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid; and (v) failing to timely return overpayments received from Medicare and Medicaid after identification of such overpayments.

(h) Except as set forth in Schedule 4.26(h), each of the Company and the Company Subsidiaries (i) has been since January 1, 2010, in compliance in all material respects with all Laws enforced by any Governmental Body with respect to the provision of post-acute care healthcare services, including home health care, hospice care, community care, private duty nursing and other clinical care; (ii) has not received any written notice of the violation of any such Laws, and (iii) to the Knowledge of the Company, is not under investigation by a Governmental Body with respect to the violation of any such Laws.

(i) To the Company’s Knowledge, neither the Company nor any of the Company Subsidiaries has engaged in any activities that are prohibited under the Federal Controlled Substances Act, 21 U.S.C. Section 801 et seq., or the regulations promulgated pursuant to such statutes or any related state or local statutes or regulations concerning the dispensing and sale of controlled substances.

(j) The Company and Company Subsidiaries have records retention policies and procedures that require compliance with all applicable records retention Laws pertaining to retention of health care records, including records retention requirements imposed by Medicare and applicable Medicaid programs, and the Company and Company Subsidiaries have materially complied with such policies and procedures and such Laws.

4.27. HIPAA and HITECH Act Compliance.

(a) The Company and each Company Subsidiary are in material compliance with the applicable privacy, security, transaction standards, breach notification, and other provisions and requirements of HIPAA, the HITECH Act and any comparable state Laws, in effect as of the date hereof. The Company and each Company Subsidiary have established and implemented such policies, programs, procedures, contracts and systems as are necessary to comply with HIPAA and the HITECH Act as in effect as of the date hereof except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any Company Subsidiary has received any written communication or, to the Knowledge of the Company, any verbal notice, from any Governmental Authority that alleges that the Company or any Company Subsidiary is not in material compliance with the HIPAA Privacy and Security Standards or the HITECH Act.

(c) As of the date hereof, to the Knowledge of the Company, (i) except as would not have or be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no Breach has occurred with respect to any unsecured Protected Health Information (including electronic Protected Health Information) maintained by or for the Company or the Company Subsidiaries that is subject to the notification requirements of 45 C.F.R. Part 164, Subpart D, and (ii) no information security or privacy breach event has occurred that would require notification under any comparable state Laws. For the purposes of this Section 4.27, “Breach” means a breach of unsecured Protected Health Information as defined in 45 C.F.R. Section 164.402, and “Protected Health Information” means individually identifiable health information transmitted by electronic media, maintained in electronic media, or transmitted or maintained in any other form or medium as defined in 45 C.F.R. Section 160.103.

ARTICLE V

Representations and Warranties of Parent, LLC Sub and Merger Sub

Parent, LLC Sub and Merger Sub jointly and severally represent and warrant to the Company and the Securityholders, except as disclosed in the Parent SEC Documents (as defined in Section 5.8) filed on or prior to the date hereof (other than such disclosures in the Parent SEC Documents (a) contained in the “Risk Factors” and “Forward Looking Statements” sections thereof or (b) otherwise predictive or forward looking in nature), as follows:

5.1. Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. LLC Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted. Each of Parent, LLC Sub and Merger Sub is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

5.2. Authorization of Agreement. Each of Parent, LLC Sub and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Parent, LLC Sub or Merger Sub in connection the transactions contemplated by this Agreement (the “Parent Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent, LLC Sub and Merger Sub of this Agreement and each Parent Document and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required corporate action on the part of Parent, LLC Sub and Merger Sub, and no other corporate action on the part of Parent, LLC Sub, and Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been, and each Parent Document will be when executed at Closing, duly and validly executed and delivered by Parent, LLC Sub and Merger Sub (as the case may be) and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, legal, valid and binding obligations of Parent, LLC Sub and Merger Sub, enforceable against each of them in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

5.3. Conflicts; Consents of Third Parties.

(a) Assuming that all consents and other Permits described in Section 5.3(b) have been obtained and all other actions described in Section 5.3(b) have been fulfilled, none of the execution and delivery by Parent, LLC Sub and Merger Sub of this Agreement or the

Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent, LLC Sub and Merger Sub with any of the provisions hereof or thereof will (with or without notice or lapse of time, or both) conflict with, or result in any violation or breach of, conflict with or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of Parent to make any payment under, or give rise to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens (other than Permitted Liens) upon any of the properties or assets of Parent under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Parent, LLC Sub or Merger Sub, (ii) any material Contract or Permit to which Parent, LLC Sub or Merger Sub is a party or by which any of the properties or assets of Parent, LLC Sub or Merger Sub are bound, (iii) any material Order applicable to Parent, LLC Sub or Merger Sub or any of the properties or assets of Parent, LLC Sub or Merger Sub, or (iv) any material applicable Law.

(b) Except for filings pursuant to the HSR Act and the filings of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Parent, LLC Sub or Merger Sub in connection with (i) the execution and delivery of this Agreement or the Parent Documents, (ii) the compliance by Parent, LLC Sub or Merger Sub with any of the provisions hereof and thereof, or (iii) the consummation of the transactions contemplated hereby or thereby, except for those the failure of which would not result in a Parent Material Adverse Effect.

5.4. Litigation. There is no material Legal Proceeding pending or, to the Knowledge of the Parent, threatened against Parent or any of its Subsidiaries, or, to the Knowledge of Parent, pending or threatened, against any of the officers, directors or employees of Parent or any of its Subsidiaries relating to, or involving, the business of Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries is otherwise a party before any Governmental Body, in each case as would be required by applicable Law to be disclosed by Parent in the Parent SEC Documents. Except as set forth on Schedule 5.4, neither Parent nor any Subsidiary of Parent is (a) subject to any Order, and neither Parent nor any Subsidiary of Parent is in breach or violation of any Order or (b) engaged in any material legal action to recover monies due it or for damages sustained by it, in each case as would be required by applicable Law to be disclosed by Parent in the Parent SEC Documents. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, LLC Sub or Merger Sub, or to which Parent, LLC Sub or Merger Sub is otherwise a party relating to this Agreement, the Parent Documents or the transactions contemplated hereby and thereby.

5.5. Compliance with Laws. Parent (i) is, and has been since January 1, 2010, in compliance in all material respects with all Laws applicable to its business, operations or assets and has timely filed all material reports, data and other information required to be filed by it with all Governmental Bodies, (ii) has not received any written notice of or been charged with the violation of any Laws, and (iii) to the Knowledge of Parent, is not under investigation by any Governmental Body with respect to the violation of any Laws.

5.6. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 25,000,000 preferred shares, par value $0.01 per share (“Parent Preferred Stock”). At the close of business on September 17, 2013, (i) 31,388,812 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding, (ii) 1,286,680 shares of Parent Common Stock were held by Parent in its treasury and no shares of Parent Preferred Stock were held by Parent in its treasury and (iii) 9,733,130 shares of Parent Common Stock were reserved for issuance under employee benefit plans (of which 4,227,323 shares of Parent Common Stock were subject to outstanding options to purchase shares of Parent Common Stock granted under such plans). All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights.

5.7. Ownership and Operations of Merger Sub and LLC Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub and membership interests of LLC Sub. Each of Merger Sub and LLC Sub was formed solely for the purpose of engaging in the Mergers, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

5.8. Parent SEC Documents.

(a) Parent has filed or furnished all reports, forms, proxy statements and information statements required to be filed by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2012 (the reports, forms, proxy statements and information statements filed and furnished since January 1, 2012 collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates of being filed with the SEC, the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act (including the rules and regulations promulgated thereunder). As of their respective dates (and, if amended, as of the date of such amendment), the Parent SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of Parent included in or incorporated by reference into the Parent SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited interim statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject to normal year-end audit adjustments) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c) All books, records and accounts of Parent and its Subsidiaries are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws. Parent and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(d) As of the date of this Agreement, there are no outstanding or unresolved comment letters received from the SEC staff with respect to the Parent SEC Documents.

(e) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder by the SEC and NASDAQ, “SOX”) with respect to the Parent SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f) Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. There is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by NASDAQ with respect to any intention by such entity to prohibit or terminate the listing of the Parent Common Stock on NASDAQ

5.9. Financing. Schedule 5.9 sets forth complete and correct copies of a commitment letter and related term sheets from Barclays Bank PLC, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (collectively, the “Financing Commitment”) for the debt financing available for use in connection with the transactions contemplated hereby (the “Financing”). The Financing Commitment Letter and the related fee letter are referred to collectively in this Agreement as the “Financing Agreements.” None of the Financing Agreements have been amended or modified prior to the date of this Agreement. To the knowledge of Parent, none of the respective commitments contained in the Financing Agreements have been withdrawn or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement there are no side letters or other agreements, contracts or arrangements between Parent and any of the Financing Sources (including fee letter(s) relating to fees with respect to the Financing) which would adversely affect the amount or availability of the Financing other than as expressly set forth in the Financing Agreements delivered to the Company prior to the date of this Agreement. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Agreements that are due and payable by Parent on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent, LLC Sub or Merger Sub under any term, or a failure of any condition, of the Financing Agreements or otherwise would be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable. As of the date of this Agreement, none of

Parent, LLC Sub or Merger Sub has any reason to believe that it will be unable to satisfy on a timely basis any term or condition of the Financing Agreements required to be satisfied by it. Based on the terms and conditions of this Agreement, the proceeds from the Financing, together with the cash or cash equivalents otherwise available to Parent, LLC Sub and Merger Sub, will provide Parent, LLC Sub and Merger Sub at the Closing Date with sufficient funds to consummate Mergers and otherwise satisfy all of their obligations under this Agreement, including the payment of the Total Merger Consideration and all fees and expenses reasonably expected to be incurred by Parent, LLC Sub and Merger Sub in connection therewith. For the avoidance of doubt, the obligations of Parent, LLC Sub and Merger Sub under this Agreement are not contingent in any respect upon the funding of amounts contemplated by the Financing.

5.10. Financial Advisors. Except for Edge Healthcare Partners, LLC, a division of Edge Corporate Finance, LLC, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or any of Parent’s Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

5.11. No Parent Material Adverse Effect. Since December 31, 2012, there has not been a Parent Material Adverse Effect.

5.12. Tax Treatment. None of Parent, LLC Sub or Merger Sub has taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

5.13. Non-Reliance; Projections. Parent, LLC Sub and Merger Sub acknowledge and agree that none of the Company, any Company Subsidiary, any Securityholder, or any of their respective Affiliates or Representatives has made any representations or warranties regarding the Company, any Company Subsidiary, any Securityholder, their respective assets or operations, the future performance of the Company and the Company Subsidiaries following the Closing, or otherwise in connection with the transactions contemplated hereby, other than the representations and warranties expressly made in Article IV and Article VI. Without limiting the generality of the foregoing, Parent, LLC Sub and Merger Sub acknowledge and agree that, other than the representations and warranties expressly made in Article IV and Article VI, (i) no projections, forecasts and predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations, memoranda or offering materials, (A) are or shall be deemed to be representations or warranties by the Company, the Company Subsidiaries or the Securityholders to Parent, LLC Sub or Merger Sub under this Agreement, or otherwise and (B) shall not be deemed a guarantee of the future performance of the Company, the Company Subsidiaries or any Securityholder, (ii) there are uncertainties inherent in attempting to make such projections, forecasts and predictions, and Parent, LLC Sub and Merger Sub are familiar with such uncertainties and are taking full responsibility for making their own evaluations of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished, and (iii) Parent, LLC Sub and Merger Sub have not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby and do not have any claims against the Company, the Company Subsidiaries, the Securityholders, or their respective officers, directors, Affiliates or Representatives with respect thereto. Parent, LLC Sub and Merger Sub acknowledge that no

Person has been authorized by the Company, the Company Subsidiaries or any Securityholder to make any representation or warranty regarding the Company, the Company Subsidiaries or any Securityholder, the assets or operations of the Company, the Company Subsidiaries or any Securityholder, the future performance of the Company, the Company Subsidiaries or any Securityholder, or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by the Company, the Company Subsidiaries or any Securityholder or their respective Affiliates.

ARTICLE VI

Representations and Warranties Relating to the Securityholders

Each Securityholder, severally and not jointly, hereby represents and warrants to Parent, LLC Sub and Merger Sub that:

6.1. Authorization of Agreement. Such Securityholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed by such Securityholder in connection with the consummation of the transactions contemplated by this Agreement (the “Securityholder Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Securityholder Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by all required action on the part of such Securityholder. If such Securityholder is not a natural person, true and complete copies of evidence of such approval have been provided to Parent. This Agreement has been, and each of the Securityholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Securityholder and (assuming due authorization, execution and delivery by Parent, LLC Sub and Merger Sub) this Agreement constitutes, and each of the Securityholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Securityholder, enforceable against such Securityholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

6.2. Conflicts; Consents of Third Parties.

(a) Assuming that all consents and other Permits described in Section 6.2(b) have been obtained and all other actions described in Section 6.2(b) have been fulfilled, none of the execution and delivery by such Securityholder of this Agreement or the Securityholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Securityholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) if applicable, the certificate of incorporation and bylaws or comparable organizational documents of such Securityholder, (ii) any material Contract or Permit to which such Securityholder is a party or by which any of the properties or assets of such Securityholder are bound, (iii) any material Order applicable to such Securityholder or by which any of the properties or assets of such Securityholder are bound, or (iv) any material applicable Law.

(b) Except as set forth on Schedule 6.2(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Securityholder in connection with the execution and delivery of this Agreement, the Securityholder Documents, the compliance by such Securityholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for those the failure of which to be made or obtained would not materially adversely affect the ability of such Securityholder to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.3. Ownership. Except as set forth on Schedule 6.3, such Securityholder is the record and beneficial owner of the Company Stock, Company Warrants or Company Stock Options indicated as being owned by such Securityholder on Schedule 6.3, free and clear of any and all Liens (other than restrictions on the transfer of securities imposed by state or federal securities laws).

6.4. Litigation. Except as set forth on Schedule 6.4, as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Securityholder, threatened against such Securityholder or to which such Securityholder is otherwise a party relating to this Agreement, the Securityholder Documents or the transactions contemplated hereby or thereby.

6.5. Financial Advisors. Except as set forth on Schedule 6.5, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Securityholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

6.6. Investment Representations.

(a) Such Securityholder is acquiring the Parent Common Stock that may be issued to such Securityholder in connection with this Agreement for such Securityholder’s own account, for investment and not with a view to, or intention of, distribution, transfer or disposal thereof in violation of the Securities Act, or any applicable state securities laws.

(b) Such Securityholder is an “accredited investor” as defined in Rule 501(a) under the Securities Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, possessing such knowledge and experience in financial and business matters and sophistication, as an investor, adequate for the evaluation of the merits and risks of its investment in the Parent Common Stock and to make an informed investment decision.

(c) Such Securityholder has had an opportunity to ask questions and receive answers concerning Parent and the Parent Common Stock and has had full access to such other information concerning Parent and the Parent Common Stock as such Securityholder has requested or which has been filed by Parent with the SEC.

(d) Such Securityholder has discussed with and relied upon the advice of its independent legal counsel, tax and financial advisors with regard to the meaning and legal consequences of its representations and warranties contained herein and the considerations involved in making an investment in the Parent Common Stock, and such Securityholder understands that Parent is relying on such representations set forth herein in respect of the offer and sale of the Parent Common Stock.

(e) Such Securityholder acknowledges and agrees that none of Parent, LLC Sub, Merger Sub, their Affiliates or Representatives has made any representations or warranties regarding Parent, Merger Sub, LLC Sub, the assets or operations of Parent, LLC Sub, Merger Sub, their Subsidiaries, the Parent Common Stock that may be issued in connection with this Agreement, the future performance of Parent or the Surviving Company following the Closing, or otherwise in connection with the transactions contemplated hereby, other than the representations and warranties expressly made in Article V. Without limiting the generality of the foregoing, such Securityholder acknowledges and agrees that, other than the representations and warranties expressly made in Article V, (i) no projections, forecasts and predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations, memoranda or offering materials, (A) are or shall be deemed to be representations or warranties by Parent, LLC Sub or Merger Sub to the Securityholders under this Agreement, or otherwise and (B) shall not be deemed a guarantee of the future performance of the Company, LLC Sub, Merger Sub or Parent, (ii) there are uncertainties inherent in attempting to make such projections, forecasts and predictions, and such Securityholder is familiar with such uncertainties and is taking full responsibility for making its own evaluations of the adequacy and accuracy of all projections, forecasts, predictions and information so furnished, and (iii) such Securityholder has not relied thereon in determining to execute this Agreement and proceed with the transactions contemplated hereby and does not have any claims against Parent, LLC Sub, Merger Sub, their officers, directors, Affiliates or Representatives with respect thereto. Such Securityholder acknowledges that no Person has been authorized by Parent, LLC Sub or Merger Sub to make any representation or warranty regarding Parent, LLC Sub, Merger Sub, the assets or operations of Parent, LLC Sub, Merger Sub, their Subsidiaries, the future performance of the Company, the Parent Common Stock that may be issued in connection with this Agreement, or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon as having been authorized by Parent, LLC Sub, Merger Sub or their respective Affiliates.

6.7. Taxes.

(a) Except as set forth on Schedule 6.7, such Securityholder is not a foreign person within the meaning of Section 1445 of the Code.

(b) Such Securityholder has not taken or agreed to take any action that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

ARTICLE VII

Additional Covenants and Agreements

7.1. Conduct of Business Prior to Closing.

(a) Except in connection with the transactions contemplated pursuant to Section 7.12, as otherwise expressly provided in this Agreement or with the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed, between the date hereof and the Effective Time, the Company shall, and the Company shall cause the Company Subsidiaries to:

(i) conduct the Company Business only in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and the Company Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and the Company Subsidiaries (including material customers and suppliers);

(iii) use commercially reasonable efforts to maintain (A) all of the assets and properties of, or used by, the Company and the Company Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and the Company Subsidiaries in substantially similar amounts and kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Company and the Company Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business, and (C) comply in all material respects with all contractual and other obligations of the Company and the Company Subsidiaries;

(v) maintain separate books, accounts and records of the Long-Term Company Business and the Girling New York Business in the Ordinary Course of Business;

(vi) use commercially reasonable efforts to maintain in effect (including the renewal of the Permits set forth on Schedule 7.1(a)(v)) all material Permits, including all material Permits that are required for the Company or any Company Subsidiary to carry on its business as currently conducted; and

(vii) comply in all material respects with all applicable Laws.

(b) Without limiting the generality of the foregoing, except in connection with the transactions contemplated pursuant to Section 7.12, as otherwise expressly provided in this Agreement or with the prior written consent of Parent, not to be unreasonably withheld or delayed, the Company shall not, and the Company shall cause the Company Subsidiaries not to:

(i) declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Company Subsidiaries or repurchase, redeem or otherwise acquire or offer to repurchase, redeem or acquire, any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Company Subsidiaries;

(ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Company Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Company Subsidiaries, other than the issuance of shares of Common Stock pursuant to the exercise or settlement of stock options, warrants or other rights therefor outstanding as of the date hereof;

(iii) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Company Subsidiaries, or amend the terms of any outstanding securities of the Company or any Company Subsidiary;

(iv) amend the certificate of incorporation or by-laws or similar governing documents of the Company or any of the Company Subsidiaries;

(v) (A) increase the salary or other compensation of any director, officer or employee of the Company or any of the Company Subsidiaries except in accordance with any employment or other agreement in effect on the date hereof or in the Ordinary Course of Business, (B) grant any bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant except in accordance with written agreements or in the Ordinary Course of Business, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Company Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement including any Company Plan, except as required by Law or as provided in clause (A) or (B) above and except for adjustments in the Ordinary Course of Business by insurers or other third party services providers to Company Plans, or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Company Subsidiary (or amend any such agreement to which the Company or any of the Company Subsidiaries is a party);

(vi) hire or terminate (other than for cause) any employee who is, or would upon hire, be classified as a member of Key Personnel (other than a branch director) without consulting with Parent prior to such hire or termination (it being understood that consent of Parent is not required for such hire or termination) or, solely with respect to any branch director, without notifying Parent prior to such hire or termination;

(vii) except as publicly announced prior to the date hereof, effect or permit a “plant closing” or “mass layoff” as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of such act;

(viii) (A) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness other than capitalized leases entered into in the Ordinary Course of Business, (B) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of the Company Subsidiaries, or (C) modify terms of any Indebtedness;

(ix) except for capitalized leases entered into in the Ordinary Course of Business, subject to any Lien or otherwise encumber or, except for Permitted Liens, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company or any of the Company Subsidiaries;

(x) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions, except in the Ordinary Course of Business, (i) any assets or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), in the case of the foregoing clauses (i) and (ii), for cash consideration in excess of $150,000 in the aggregate, except, in the case of either clauses (i) or (ii), to the extent (A) otherwise obligated pursuant to any agreement in effect as of the date hereof, a copy of which has previously been made available to Parent, or (B) solely among or between the Company and wholly-owned Company Subsidiaries;

(xi) engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person, other than pursuant to trade credit in the Ordinary Course of Business or reasonable and documented advances made in the Ordinary Course of Business to directors, officers, and employees for business expenses;

(xii) cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Company Subsidiaries except in the Ordinary Course of Business;

(xiii) enter into any commitment for capital expenditures of the Company and the Company Subsidiaries in excess of $150,000 for any individual commitment and $300,000 for all commitments in the aggregate;

(xiv) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Company Subsidiaries or, through negotiation or otherwise, make any commitments or incur any Liability to any labor organization with respect to the Company or any of the Company Subsidiaries;

(xv) introduce any material change with respect to the operation of the Company or any of the Company Subsidiaries, including any material change in the types, nature, composition, pricing or quality of its products or services, or, other than in the Ordinary Course of Business;

(xvi) enter into any Contract that would be deemed a Material Contract that is not in the Ordinary Course of Business;

(xvii) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

(xviii) make, change or revoke in any material respect any Tax election (other than an election under Code Section 336(e)), settle or compromise any material Tax claim or Liability, or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes;

(xix) revalue in any material respect any of its assets, including writing down the value of inventory or writing down notes or accounts receivable, other than in the Ordinary Course of Business or as required by GAAP;

(xx) enter into any Contract that restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons, other than in the Ordinary Course of Business;

(xxi) terminate, amend, restate, supplement or waive any material rights under any Material Contract, Private Program or Company Permit, other than in the Ordinary Course of Business;

(xxii) settle or compromise any pending or threatened Legal Proceeding other than settlements that are solely for cash and do not (A) involve more than $150,000, individually or $300,000 in the aggregate and (B) include any statement as to an admission of fault, culpability or failure to act by or on behalf of the Company or any Company Subsidiary or provide for any ongoing restriction on the Company Business;

(xxiii) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities (unless being disputed in good faith);

(xxiv) commingle any funds of the Long-Term Company Business or the Girling New York Business with any funds of the Company or the Company Subsidiaries; or

(xxv) enter into any Contract to do anything prohibited by any of the foregoing.

(c) Except as expressly provided in this Agreement or with the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed, between the date hereof and the Effective Time, each of Parent, LLC Sub and Merger Sub shall:

(i) conduct their business in the ordinary course and consistent with past practice;

(ii) comply in all material respects with all applicable Laws; and

(iii) amend the certificate of incorporation or bylaws or similar governing documents of Parent if such amendment would reasonably be expected to have an adverse effect on the rights of the Securityholders receiving Closing Merger Shares.

(d) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent, LLC Sub or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and the Company Subsidiaries’ business operations.

(e) Except as otherwise expressly provided in this Agreement or with the prior written consent of Parent, between the date hereof and the Effective Time, each Securityholder shall not (i) sell, assign, encumber, convey, transfer or otherwise dispose of any of its Company Stock, Company Warrants or Company Stock Options, (ii) take any action that would reasonably be expected to adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement, or (iii) agree to do any of the foregoing.

7.2. Access to Information; Confidentiality. From the date hereof until the earlier of the Closing or the termination of this Agreement, the Parties (other than the Securityholders) shall (a) afford to the other Parties (other than the Securityholders) and their accountants, counsel, financial advisors and other representatives, and to prospective lenders, placement agents and other financing sources and each of their respective representatives, reasonable access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to such Parties’ properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of such Parties’ independent public accountants, internal audit reports, and “management letters” from such accountants with respect to such Parties’ systems of internal control), Contracts and records and (b) furnish promptly such information concerning the businesses, properties and personnel of such Parties, as such Parties shall reasonably request; provided, however, any such investigation shall not unreasonably disrupt such Parties’ operations. Prior to the Closing, each Party (other than the Securityholders) shall generally keep the other such Parties informed as to all material matters involving the operations and businesses of such Party. Each Party (other than the Securityholders) shall authorize and direct its directors, officers, managers and employees to discuss matters involving the operations and business of such Party with representatives of the other such Parties and its prospective lenders or placement agents and other financial sources. Notwithstanding the foregoing, each such Party may withhold (i) any document or information that is subject to the terms of a confidentiality agreement with a third party, (ii) information that, if disclosed, would violate an attorney-client or other privilege or would constitute a waiver of rights as to attorney work product or attorney-client privilege, or (iii) information, the disclosure of which would violate applicable Law, such as portions of documents or information relating to pricing or other matters that are highly sensitive, if the exchange of such documents (or portions thereof) or information, as determined by such Party’s legal counsel, might reasonably result in antitrust compliance questions for such Party (or any of its Affiliates). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall inform the other such Party as to the general nature of what is being withheld and the materiality or significance of such information. All nonpublic information provided to, or obtained by, the Parties in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Non-Disclosure Agreement, dated May 21, 2013, by and between Parent and the Company (the “Confidentiality Agreement”), the terms of which shall continue in force until the Closing; provided that Parent and the Company may disclose such information as may be necessary in connection with (y) seeking necessary consents and approvals as contemplated hereby and (z) the Financing and any Alternative Financing. Notwithstanding the foregoing, no Party shall be required to disclose any information if such disclosure would contravene any applicable Law.

7.3. Regulatory Approvals.

(a) Each of the Company, Parent, Merger Sub and LLC Sub shall use its reasonable best efforts to (i) obtain from any Governmental Body any Permits, waivers, clearances, or Orders required to be obtained or made by Parent, Merger Sub, the Company, LLC Sub or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Body (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Mergers, (ii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub, LLC Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Mergers, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (iii) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Body in connection with such applications or filings or the Mergers, and (iv) coordinate and cooperate with the other Party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Body. Parent and Company shall share equally all fees due in connection with filing the HSR Act notification. Each of the Company and Parent shall, and shall cause their respective Affiliates and Representatives to, furnish to the other Party all information necessary for any such application or other filing to be made in connection with the Mergers. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposal for an understanding, undertaking or agreement with, any Governmental Body regarding any such application or filing. If a Party hereto intends to independently participate in any meeting with any Governmental Body in respect of any such filings, investigation or other inquiry, then such Party shall give the other Party reasonable prior notice of such meeting and invite Representatives of the other Party to participate in the meeting with the Governmental Body unless prohibited by such Governmental Body. The Company and Parent shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any such Party in connection with all meetings, actions and proceedings under or relating to any such application or filing, which shall include the sharing of drafts of all filings or other submissions (excluding or, as appropriate, restricting access to any confidential information included in such application or filing), affording the other such Party a reasonable opportunity to comment on such drafts, and providing final copies of such filings or submissions.

(b) From the date hereof until the Effective Time, each of Parent, Merger Sub, LLC Sub and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent, Merger Sub or LLC Sub or the Knowledge of Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Body or any other Person (i) challenging or seeking material damages in connection with the Mergers or (ii) seeking to restrain or prohibit the consummation of the Mergers or consummation of the Spin-Off in accordance with this Agreement or otherwise limit in any material respect the right of LLC Sub or any Affiliate of LLC Sub to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

(c) If any Legal Proceeding is instituted (or threatened to be instituted) challenging the Mergers as violating any applicable Laws, each of the Company, Parent, LLC Sub and Merger Sub shall, and shall cause their respective Affiliates to, cooperate and use their reasonable best efforts to contest and resist, except insofar as the Company, Parent, LLC Sub and Merger Sub may otherwise agree, any such Legal Proceeding, including any Legal Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of, or impose a materially adverse condition upon, the Mergers.

(d) If necessary to obtain from any Governmental Body any Permits, waivers, clearances, or Orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries under the HSR Act, each of Parent and the Company shall cooperate with each other and use its reasonable best efforts to resolve such objections as may be asserted by any Governmental Body. Notwithstanding anything to the contrary in this Agreement, in connection with any filing or submission required or action to be taken by either Parent, LLC Sub and the Merger Sub, on the one hand, or the Company, on the other hand, to consummate the Mergers, in no event shall Parent, LLC Sub, Merger Sub or the Company or any of their respective Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action (i) the effectiveness or consummation of which is not conditional on the consummation of the Mergers or (ii) that may have a materially detrimental effect or impact on the current or future business models, plans or structures of Parent, Merger Sub, LLC Sub or the Company or any of their respective Subsidiaries, or which would be prohibited by the Financing.

(e) Subject to the provisions of this Section 7.3, none of the Parties shall knowingly impede or delay the termination or expiration of any applicable waiting period under the HSR Act or enter into any agreement with the Federal Trade Commission, Department of Justice or any Governmental Body not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties to this Agreement, and none of Parties, nor their respective Affiliates, shall withdraw any initial filing under the HSR Act contemplated by this Section 7.3, or any similar filing concerning acquisition control or competition Law and regulations, with the intent to refile such filing unless the other Parties (other than the Securityholders) have consented in advance to such withdrawal and refiling.

(f) Each of Parent, LLC Sub and the Merger Sub shall not, and shall cause its Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any consents of any Governmental Body necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Body seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

7.4. Further Assurances. Subject to, and not in limitation of Section 7.3, each of Parent, Merger Sub, LLC Sub and the Company shall use its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. The Parties shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals, if any, referred to in Sections 4.3(a) or 5.3(a). In addition, each of the Company, the Securityholders and Parent shall reasonably cooperate to complete the timely filing of the final Medicare cost report, including the modification of any prior Medicare cost report.

7.5. No Shop.

(a) The Company shall not, and shall not permit any of the Company Subsidiaries, Affiliates, directors, officers, employees, representatives or agents of the Company (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of the assets or equity securities of the Company or the Company Subsidiaries, other than the transactions contemplated by this Agreement or as permitted pursuant to Section 7.1(b) (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any

Person, any information concerning the business, operations, properties or assets of the Company or the Company Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Company shall and shall cause its Representatives to, and the Company shall cause the Company Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any Acquisition Transaction. The Company agrees not to, and the Company agrees to cause the Company Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which the Company is a party. The Company shall promptly notify Parent of the existence of any proposal or inquiry received by the Company or any Company Subsidiary with respect to the foregoing and the material details of such proposal or inquiry.

7.6. Confidentiality.

(a) From and after the Closing Date, the Securityholders shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Parent or use or otherwise exploit for their own benefit or for the benefit of anyone other than Parent, any Company Confidential Information (as defined below). The Securityholders shall not have any obligation to keep confidential (or cause any of their officers, directors, employees or Affiliates to keep confidential) any Company Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however that in the event disclosure is required by applicable Law, the Securityholders shall, to the extent reasonably possible, provide Parent with prompt notice of such requirement prior to making any disclosure so that Parent may seek an appropriate protective order. For purposes of this Section 7.6(a), “Company Confidential Information” means any information with respect to the Company Business, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, however, that Company Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public as of the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(b) From and after the Closing Date, Parent and the Surviving Company shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of DistributionCo or use or otherwise exploit for their own benefit or for the benefit of anyone other than DistributionCo, any DistributionCo Confidential Information (as defined below). Parent and the Surviving Company shall not have any obligation to keep confidential (or cause any of their officers, directors, employees or Affiliates to keep confidential) any DistributionCo Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however that in the event disclosure is required by applicable Law, Parent and the Surviving Company shall, to the extent reasonably possible, provide DistributionCo with prompt notice of such requirement prior to making any disclosure so that DistributionCo may seek an appropriate protective order. For purposes of this Section 7.6(b), “DistributionCo Confidential Information” means any information with respect to the Long-Term Care Business or the Girling New York Business, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, however, that DistributionCo Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public as of the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(c) The covenants and undertakings contained in this Section 7.6 relate to matters that are of a special, unique and extraordinary character and a violation of any of the terms of this Section 7.6 may cause irreparable injury to Parent or DistributionCo, as the case may be, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 7.6 may be inadequate. Therefore, Parent and DistributionCo will be entitled to seek a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 7.6 without the necessity of proving actual damage or posting any bond whatsoever. The rights and remedies provided by this Section 7.6 are cumulative and in addition to any other rights and remedies which Parent or DistributionCo may have hereunder or at law or in equity. In the event that Parent were to seek damages for any breach of this Section 7.6, the portion of the consideration delivered to the Securityholders hereunder which is allocated by the Parties to the foregoing covenant shall not be considered a measure of or limit on such damages.

(d) The Parties agree that, if any court of competent jurisdiction determines that a specified time period, or any other relevant feature of this Section 7.6 is unreasonable, arbitrary or against public policy, then a lesser period of time or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

7.7. Public Announcements. Parent and the Company shall consult with each other before issuing, and provide each other the opportunity to review and comment upon any press release or otherwise making any public statements with respect to this Agreement, the Mergers and the other transactions contemplated by this Agreement, and each Securityholder shall consult with Parent and the Company before issuing, and provide Parent and the Company the opportunity to review and comment upon any press release or otherwise making any public statements with respect to this Agreement, the Mergers and the other transactions contemplated by this Agreement. Neither Parent nor the Company nor any of their Affiliates shall issue any such press release or make any such public statement without the consent of the other, and no Securityholder shall issue any such press release or make any such public statement without the consent of Parent and the Company, except as may be required by applicable Laws or the rules, regulations or requirements of the SEC, NASDAQ or any national securities exchange applicable to such Party. Following the Closing, any consultation with or consent by the Company that is required under this Section 7.7 shall be made by the Stockholder Representative.

7.8. Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Body in connection with the Mergers or the other transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such Party to obtain such consent would be material to the Company, the Surviving Company or Parent, (b) any Legal Proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries that relate to the Mergers or the other transactions contemplated by this Agreement, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event that, would cause any representation or warranty made by such Party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any failure of such Party to comply with or satisfy in all material respects any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the Party receiving such notice.

7.9. Related-Party Transactions with Non-Management Affiliates. On or prior to the Closing Date, the Company and the Company Subsidiaries shall terminate all Contracts with any of the Securityholders or their respective Affiliates (other than (a) those Contracts set forth on Schedule 7.9); (b) Contracts between the Company and the Company Subsidiaries and their respective officers and employees and (c) Contracts the continuation of which Parent has approved in writing); provided, that in no event shall the Company or any of the Company Subsidiaries pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release without the prior written consent of Parent.

7.10. Actions with Respect to Financing.

(a) Each of Parent and Merger Sub shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Commitment; provided, however, that Parent and Merger Sub shall use commercially reasonable efforts to first obtain senior secured financing to be arranged by Barclays Bank PLC, Bank of America, N.A. Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or any other financial institution of nationally recognized standing that will be amend, amend and restate or replace Parent’s existing senior secured credit facility and, together with cash on hand, will provide Parent with funds sufficient to consummate the Merger, to the extent available on terms reasonably acceptable to Parent. Notwithstanding anything contained in this Agreement or otherwise, Parent and Merger Sub shall have the right from time to time to amend, restate, replace, supplement or otherwise modify (subject to any required consents of the Financing Sources), or waive any of its rights under, the Financing Commitment and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources (any such modified financing, an “Alternative Financing”) so long as after giving effect to any such amendment, restatement, replacement, supplement or other modification or waiver, the proceeds from the Financing or any Alternative Financing, together with the cash or cash equivalents otherwise available to Parent, LLC Sub and Merger Sub, will provide Parent, LLC Sub and Merger Sub at the Closing Date with sufficient funds to consummate Mergers and otherwise satisfy all of their obligations under this Agreement, including the payment of the Total Merger Consideration and all fees and expenses reasonably expected to be incurred by Parent, LLC Sub and Merger Sub in connection therewith.

(b) From the date hereof until the earlier of the Closing Date or the date this Agreement is terminated in accordance with Article IX, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to, use its reasonable best efforts to provide all cooperation reasonably requested by Parent and/or the Financing Sources to enable Parent and Merger Sub to satisfy the conditions to consummation of the Financing or any Alternative Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), including (i) providing information relating to the Company and the Company Subsidiaries to Parent and the Financing Sources to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent, Parent’s Subsidiaries, the Company and the Company’s Subsidiaries customary for such financing or reasonably necessary for the completion of the Financing or any Alternative Financing by the Financing Sources, to the extent reasonably requested by Parent to assist Parent in preparation of customary offering or information documents to be used for the completion of the Financing or any Alternative Financing as contemplated by the Financing Commitment (as adjusted by the agreed marketing terms, if any) or the definitive financing agreements, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing or any Alternative Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, in each case as are reasonably necessary for the completion of the Financing or any Alternative Financing by the Financing Sources, (iii) reasonably assisting in Parent’s preparation of documents and materials, including (A) any customary offering documents and bank information memoranda (including public and private versions thereof) for the Financing or any Alternative Financing, and (B) customary materials for rating agency presentations, in each case as are reasonably necessary for the completion of the Financing or any Alternative Financing by the Financing Sources, (iv) cooperating with Parent’s marketing efforts for the Financing or any Alternative Financing (including consenting to the use of the Company’s and the Company Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries as reasonably determined by the Company), (v) provide reasonable assistance in the preparation of and executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing the Company Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates (including a certificate of the principal financial officer of the Company or the Company Subsidiaries with respect to solvency of the Company and the Company Subsidiaries immediately before giving effect to the Mergers in form and substance reasonably satisfactory to the Financing Sources), other documents and instruments relating to guarantees and other matters ancillary to the Financing or any Alternative Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing or any Alternative Financing, (vi) provide reasonable assistance in connection with Parent’s preparation of and entering into one or more credit agreements, indentures, currency or interest hedging agreements, or other agreements; provided that no obligation of the Company or any Company Subsidiary under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as reasonably practicable, furnishing Parent and the Financing Sources with financial and other information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent and/or the Financing Sources, including to assist in preparation of customary offering or information documents to be used for the completion of the Financing or any Alternative Financing as contemplated by the Financing Commitment or the definitive financing agreements or any Alternative Financing (including (a) furnishing such financial and other information as may be reasonably requested by Parent for preparation of such financial statements, financial data and other pertinent information regarding the Company and the Company Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including pro forma financial information) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes, as specified in writing by Parent to the Company (it being understood and agreed that neither Company nor the Company Subsidiaries shall be responsible for preparation of such financial statements nor payment of the fees and expenses of the independent auditors associated therewith), and (b) such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in the immediately preceding clause (a) (including “negative assurance” comfort) from the independent auditors preparing such financial statements on any date during the relevant period, as specified in writing by Parent to the Company), (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions, (ix) using its reasonable best efforts to permit any cash and cash equivalents of the Company and the Company Subsidiaries to be made available to Parent and/or Merger Sub at the Effective Time, (x) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective Financing Sources, (xi) using its reasonable best efforts to ensure that the Financing Sources benefit materially from the existing lending and banking relationships of the Company and the Company Subsidiaries and that the Financing Sources have the benefit of “clear market” provisions in the Financing Commitment relating to the Company and the Company Subsidiaries (it being understood and agreed by the Parties that DistributionCo and its Subsidiaries shall be concurrently seeking to consummate a financing and that Company and its Subsidiaries shall not be considered to have breached such clear market provisions as a result thereof), (xii) using its reasonable best efforts to obtain customary accountants’ “comfort” letters at the expense of and as reasonably requested by Parent, (xiii) seeking to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Financing Commitment to be paid off, discharged and terminated at Closing; (xiv) cooperating reasonably with the Financing Sources’ due diligence and with their efforts to obtain guarantees from the Company and the Company Subsidiaries and obtain and perfect security interests in the assets of the Company and the Company Subsidiaries intended to constitute collateral securing such financing, with such cooperation occurring prior to or simultaneously with the Closing, but the execution of any guarantees or security arrangements not taking effect until the Effective Time, in each case, to the extent customary and reasonable; provided that in no event shall the Company or any of the Company Subsidiaries be required to take any actions that would encumber any of its assets prior to the consummation of the Merger or that would result in a breach of any Material Contract prior to the consummation of the Merger; and provided, further, that until the Effective Time, neither the Company nor any of the Company Subsidiaries shall (A) be required to pay any commitment or other similar fee relating to the Financing or any Alternative Financing or (B) have any Liability under any credit agreement or any related document or any other agreement or document related to the Financing or any Alternative Financing (or any Company Equity Plan that Parent may raise in connection with the transactions contemplated hereby), other than this Agreement; provided, further, that (1) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 7.10 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information in accordance with the Financing Commitment, and (2) the Company shall be permitted a reasonable period to comment on those portions of the confidential information memoranda circulated to potential financing sources that contain or are based upon any such non-public or other confidential information. Parent acknowledges and agrees that the Company and the Company Subsidiaries shall not incur any Liability to any Person prior to the Effective Time in connection with any Financing (or any Alternative Financing). The effectiveness of any documentation executed by the Company or any Company Subsidiary shall in all cases be subject to the occurrence of the Effective Time. If this Agreement is terminated for any reason other than as set forth in Section 9.1(c), Parent shall reimburse the Company for all documented reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any Company Subsidiaries in connection with the cooperation of the Company and the Company Subsidiaries contemplated under this Section 7.10(b) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective directors, officers, employees and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (or any Alternative Financing) and any information used in connection therewith. The foregoing indemnification obligation shall survive the Closing and any termination of this Agreement.

(c) Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing (or Alternative Financing). In the event that (i) the Financing Commitment is amended, replaced, supplemented or modified or terminated or Alternative Financing is obtained or (ii) if, for any reason, Parent, LLC Sub or Merger Sub believes in good faith that it is reasonably likely that it will not be able to obtain all or any material portion of the Financing in the amounts or from the sources contemplated by the Financing Agreements (or any Alternative Financing obtained in accordance with this Section 7.10) and that it is not reasonably likely that it will be able to obtain acceptable alternative financing, Parent shall promptly notify the Company thereof and, in the case of subclause (i) above, promptly provide the Company with copies of any definitive agreements related thereto.

7.11. Employee Matters.

(a) Parent shall use commercially reasonable efforts to allow, as of the Closing Date, each employee of the Company who is employed by the Parent or one of its Subsidiaries after the Effective Time (each such person, a “Continuing Employee”) will receive full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual under any defined benefit plan and equity or equity-based compensation arrangements) for service with the Company or any of the Company Subsidiaries (or predecessor service credit under its employee benefit plans to the extent that the Company or any of the Company Subsidiaries so recognized any such predecessor service credit) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Company or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes or may become a participant; provided, however, that no such service recognition shall result in any duplication of benefits. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Company or the relevant Subsidiary for the benefit of any Continuing Employees, and to the extent a Continuing Employee is to participate in any such plan, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan; and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Company or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(b) Neither Parent nor its Affiliates shall be obligated to provide any Severance Obligations to any employee of the Company in connection with the consummation of the Mergers or any termination of employment, separation, or other similar action occurring on or prior to the Closing Date. On or before the Closing Date, such Severance Obligations (if any) shall be payable by the Company.

(c) Nothing contained in this Agreement (including Section 7.10(a)) shall (i) amend, or be deemed to amend, any Company Plan, (ii) provide any Person not a party to this Agreement with any right to enforce any provision of this Agreement, or (iii) limit in any way the Surviving Company’s ability to amend or terminate any Company Plan at any time, subject to applicable Laws.

7.12. Distribution of Long-Term Care Business and Girling New York Business.

(a) Immediately prior to the Closing, (i) the Company shall assign, convey, transfer and deliver to DistributionCo, and DistributionCo shall accept and assume, all Long-Term Care Assets, Long-Term Care Liabilities, Girling New York Assets and Girling New York Liabilities, including all ownership interests in the Long-Term Care Subsidiaries and the Girling New York Subsidiaries and (ii) the ownership interest in DistributionCo shall be distributed to the Securityholders as deemed appropriate by the Company and the Securityholders (such transactions, the “Spin-Off”). All employees of the Long-Term Care

Business and the Girling New York Business will be included in the Spin-Off and will not be employees of Parent or any of its Subsidiaries after the Closing, subject to the Transition Services Agreement. The Company shall give Parent the opportunity to review and approve, which approval shall not be unreasonably withheld, conditioned or delayed, any agreements to be executed and delivered by the Company and its Subsidiaries in connection with the Spin-Off prior to the execution thereof.

(b) Each of the Parties to this Agreement expressly acknowledges and agrees that neither the Surviving Company nor any of its Affiliates is acquiring any right, title or interest in and to, or assuming any obligations of, any of the Long-Term Care Assets, Long-Care Term Liabilities, Girling New York Assets or Girling New York Liabilities.

(c) With respect to post-Closing access, the Parties agree as follows:

(i) Until the date which is ten (10) years following the Closing Date, Parent shall cause the Surviving Company to give DistributionCo and its counsel and accountants access to (and the right to make copies thereof at the DistributionCo’s own expense) the books, files and records of the Surviving Company to the extent they relate to events arising on or prior to the Closing Date with respect to the Long-Term Care Business or the Girling New York Business. Parent covenants and agrees that it will cause the Surviving Company not destroy or dispose of such books, files, records or tax returns prior to the date which is ten years following the Closing Date. Any review or access permitted to DistributionCo and its advisors under this Section 7.12(c)(i) shall be conducted by DistributionCo in good faith, with a reasonable purpose and in a manner so as not to interfere unreasonably with the operations of the Surviving Company following the Closing.

(ii) Until the date which is ten (10) years following the Closing Date, DistributionCo will give to the Surviving Company and its counsel and accountants access to (and the right to make copies thereof at the Surviving Company’s own expense) the books, files, records and tax returns of DistributionCo as to events arising prior to the Closing Date with respect to the Long-Term Care Business or Girling New York Business. DistributionCo covenants and agrees that it will not destroy or dispose of such books, files, records or tax returns prior to the date which is ten years following the Closing Date. Any review or access permitted to the Surviving Company and its advisors under this Section 7.12(c)(ii) shall be conducted by the Surviving Company in good faith, with a reasonable purpose and in a manner so as not to interfere unreasonably with the operations of DistributionCo following the Closing.

7.13. Parachute Payment Waiver; 280G Stockholder Approval. As soon as practicable following the execution and delivery of this Agreement, but in any event no later than ten (10) days prior to the Closing Date, the Company shall use commercially reasonable efforts to obtain and deliver to Parent a written waiver from each Person who is or reasonably could be, with respect to the Company and its Subsidiaries, a “disqualified individual”, and to whom any payment or benefit has been or is required or proposed to be made that is reasonably expected to constitute a parachute payment under Section 280G of the Code (such Persons (as of the date hereof) being set forth on Schedule 7.13), waiving such Person’s right to receive some or all of such payments or benefits (the “Waived Benefits”) so that all remaining payments or benefits applicable to such Person shall not be deemed to be a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the stockholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code and the final regulations issuer thereunder. The Company shall use commercially reasonable efforts to take all necessary actions to submit for approval by the stockholders of the Company in accordance with the terms of Section 280G(b)(5)(B) of the Code the right of each such Person to receive or retain, as applicable, such Person’s Waived Benefits, with such stockholder approval to be solicited in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The Company shall provide to Parent, at least ten (10) Business Days prior to the solicitation of such stockholder vote, copies of all disclosure materials, waivers, parachute payment calculations and shareholder votes and related materials to be used to effectuate such 280G approval, and Parent shall be provided a reasonable opportunity to comment thereon. The use of such materials shall be subject to Parent’s approval of such materials (which approval shall not be unreasonably withheld or delayed).

7.14. Trading Restrictions. Each Securityholder understands that the United States securities laws prohibit Persons who are in possession of material, non-public information concerning an issuer of securities under the Securities Act from purchasing or selling securities of such issuer or communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities. Each Securityholder agrees to comply fully with such Laws as they relate to the securities of Parent and to indemnify Parent, to the fullest extent permitted by law, arising from a violation thereof by such Securityholder.

7.15. Transition Services. To the extent a finalized Transition Services Agreement containing the material terms set forth in the term sheet attached hereto as Exhibit O is not executed in connection with the Closing of the transactions contemplated by this Agreement, the Surviving Company and Distribution Co shall comply with the terms set forth in such term sheet.

ARTICLE VIII

Conditions to Closing

8.1. Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party hereto to effect the Mergers and consummate the other transactions contemplated hereby shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Order. There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise making illegal the consummation of the Mergers or any of the other transactions contemplated hereby; provided, however, that Parent, Merger Sub, LLC Sub and the Company shall use their respective best efforts to have any such Order vacated; and

(b) HSR Act Approval. The waiting period (and any extension thereof), if any, applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

8.2. Conditions to Obligations of Parent, LLC Sub and Merger Sub. The obligations of Parent, LLC Sub and Merger Sub to effect the Mergers and consummate the other transactions contemplated hereby are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the Company Fundamental Representations and Securityholders Fundamental Representations shall be true and correct as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the date of this Agreement and the Closing Date and (ii) each of the representations and warranties of the Company and the Securityholders contained in this Agreement (other than the Company Fundamental Representations and Securityholders Fundamental Representations) shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date, except to the extent that the failure of the representations and warranties referenced in this clause (ii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and except to the extent such representations and warranties apply to the Long-Term Care Business, the Long-Term Care Subsidiaries, the Girling New York Business or the Girling New York Subsidiaries; provided, however, that, for purposes of this clause (ii), all materiality, “Company Material Adverse Effect” or similar qualifiers within such representations and warranties shall be disregarded.

(b) Performance of Obligations. The Company and the Securityholders shall have performed in all material respects all obligations required to be performed by any of them under this Agreement at or prior to the Closing.

(c) Escrow Agreement. The Escrow Agent and the Stockholder Representative shall have entered into, executed and delivered to Parent the Escrow Agreement.

(d) Hospice Preferred Provider Agreement. DistributionCo shall have entered into, executed and delivered a preferred provider agreement with respect to the hospice business of the Company Business as it relates to the Long-Term Care Business in substantially the form attached hereto as Exhibit K (the “Hospice Preferred Provider Agreement”).

(e) Home Health Preferred Provider Agreement. DistributionCo shall have entered into, executed and delivered a preferred provider agreement with respect to the home health business of the Company Business as it relates to the Long-Term Care Business in substantially the form attached hereto as Exhibit L (the “Home Health Preferred Provider Agreement”).

(f) Sublease Termination Agreement. Capstar Investment Partners, L.P. shall have entered into a sublease termination agreement in substantially the form attached hereto as Exhibit M (the “Sublease Termination Agreement”).

(g) Consulting Agreement. Capstar Partners, LLC shall have entered into a consulting agreement in substantially the form attached hereto as Exhibit N (the “Consulting Agreement”).

(h) Officer’s Certificate. The Company shall have delivered to Parent a certificate of an authorized officer, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied.

(i) Director Resignations. Unless otherwise provided, Parent shall have received written resignation letters from each of the members of the board of directors of the Company and of the board of directors or board of managers, as the case may be, of the Company Subsidiaries, effective as of the Effective Time.

(j) FIRPTA Certificate. Parent shall have received a certificate from the Company complying with Treasury regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Parent stating that interests in the Company are not U.S. real property interests.

(k) Spin-Off. The Spin-Off shall have occurred.

(l) Insurance Coverage. The Company shall have purchased and paid for tail coverage with respect to the Company Business, including “tail” prepaid insurance policies, for those insurance policies set forth on Schedule 8.2(l) (the “Tail Policies”) in such amounts as shall be reasonably satisfactory to Parent and for a term not to exceed two (2) years from the Closing Date for the Professional/General Liability policies, Privacy Liability/Network Risk policy and any other claims-made policies (including any excess liability policies), and six (6) years for the Director’s & Officers/Fiduciary/Employed Lawyers policies, and shall have delivered to Parent evidence that such coverage has been obtained.

(m) Letter of Instruction. The Stockholder Representative shall have prepared and delivered to Parent a letter of instruction setting forth the payments to be made to each Securityholder by Parent pursuant to this Agreement.

(n) Severance Payments. The Company shall have delivered evidence reasonably satisfactory to Parent that all Severance Obligations arising in connection with the consummation of the Mergers or any termination of employment, separation or other similar action occurring prior to or at the Closing have been paid or satisfied in full. This condition shall be deemed satisfied by the payment of such amounts directly by Parent at Closing.

(o) Permit Renewals. The Company shall have delivered evidence reasonably satisfactory to Parent that renewals of the Permits set forth on Schedule 7.1(a)(v) have been properly obtained.

(p) License Agreement. The Surviving Company and DistributionCo shall have entered into, executed and delivered a license services agreement in substantially the form attached hereto as Exhibit P (the “License Agreement”).

(q) Company Certificate of Incorporation Amendment. The Company shall have filed a duly approved (including the approval of (i) a majority of the holders of Class A Common Stock other than the Control Share Holders, (ii) all of the holders of Class B1 Common Stock, Class B2 Common Stock and Class B3 Common Stock, (iii) a majority of the holders of Class D Common Stock, and (iv) at least sixty percent (60%) of the holders of Class A Common Stock and Class D Common Stock, voting together as a single class of stockholders) amendment to its Certificate of Incorporation in such form attached hereto as Exhibit Q.

(r) Release. The Company shall have delivered evidence reasonably satisfactory to Parent that the all of the holders of Class B1 Common Stock, Class B2 Common Stock and Class B3 Common Stock have released the Company and the Surviving Company from any and all Liabilities, including those Liabilities arising prior to or on the Closing Date or arising from or in connection with the transactions contemplated by this Agreement, other than their respective rights (i) as a Securityholder under this Agreement or the related documents and agreements executed in connection with this Agreement; (ii) as a director or officer (A) under any indemnification provisions in the governing documents of the Company, the Company Subsidiaries or the Surviving Company or its Subsidiaries and any indemnification agreements or employment or other similar agreements, or (B) under any directors and officers insurance policy (or any “tail” policy thereof) against which they and/or any of their Affiliates is entitled to make a claim; and (iii) as an employee, any rights to accrued yet unpaid salary, accrued yet unused personal or vacation time, accrued yet unpaid expense reimbursement, any accrued yet unpaid benefits under any employee benefit plan of the Company or any change of control payments, severance, or other rights as provided for under the Merger Agreement (such release being in such form reasonably acceptable to Parent).

(s) No Company Material Adverse Effect. There shall not have occurred and be continuing a Company Material Adverse Effect since the Balance Sheet Date.

(t) Termination of Certain Agreements. The Company shall have delivered evidence reasonably satisfactory to Parent that the Contracts set forth on Schedule 8.2(t) have been terminated.

(u) Noncompetition Agreements. Those Persons set forth on Schedule 8.2(u) shall have entered into, executed and delivered a noncompetition agreement in substantially the forms attached hereto as Exhibit S applicable to such Persons.

(v) Harden Clinical Services. DistributionCo shall have transferred the equity ownership in Harden Clinical Services, LLC to Harden HC Texas Holdco, LLC.

8.3. Conditions to Obligations of the Company and the Securityholders. The obligations of the Company and the Securityholders to effect the Mergers and consummate the other transactions contemplated hereby are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) Each of the Parent Fundamental Representations shall be true and correct as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the date of this Agreement and the Closing Date and (ii) each of the representations and warranties of Parent, LLC Sub and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations) shall be true and correct as of the date of this Agreement and the Closing Date (except to the extent such representations and warranties speak as of an earlier date) as though made on and as of the Closing Date except to the extent the failure of such representations and warranties in this clause (ii) to be so true and correct has not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided, however, that for purposes of clause (ii), all materiality or Parent Material Adverse Effect or similar qualifications within such representations and warranties shall be disregarded.

(b) Performance of Obligations. Parent, LLC Sub and Merger Sub shall have performed in all material respects all obligations required to be performed by any of them under this Agreement at or prior to the Closing.

(c) Escrow Agreement. The Escrow Agent and Parent shall have entered into, executed and delivered to the Stockholder Representative the Escrow Agreement.

(d) Sublease Termination Agreement. Parent shall have entered into the Sublease Termination Agreement.

(e) Consulting Agreement. Parent shall have entered into the Consulting Agreement.

(f) Stockholders’ Agreement. The Stockholder Representative, on behalf of the Securityholders, and Parent shall have entered into a stockholders’ agreement in substantially the form of Exhibit P hereto.

(g) Officer’s Certificate. Parent shall have delivered to the Company a certificate of an authorized officer, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.

(h) NASDAQ Listing. The Closing Merger Shares, the Control Share Consideration, and the Escrowed Shares shall have been approved for quotation on NASDAQ, subject to official notice of issuance.

(i) License Agreement. The Surviving Company and DistributionCo shall have entered into, executed and delivered the License Agreement.

(j) Noncompetition Agreements. Parent and the Surviving Company, as applicable, shall have entered into, executed and delivered (i) a noncompetition agreement in substantially the forms attached hereto as Exhibit S applicable to those Persons set forth on Schedule 8.2(u) and (ii) a noncompetition agreement in substantially the form attached hereto as Exhibit T.

(k) No Parent Material Adverse Effect. There shall not have occurred and be continuing a Parent Material Adverse Effect since the date of this Agreement.

8.4. Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to use its commercially reasonable efforts to consummate the Mergers and the other transactions contemplated hereby, as required by and subject to Section 7.4.

ARTICLE IX

Termination

9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i) if the Mergers shall not have been consummated on or before December 31, 2013 (the “Outside Date”); provided, that the Outside Date shall be automatically extended for up to two successive thirty (30) day periods if the conditions to Closing set forth in Section 8.1(b) remain unsatisfied; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party whose breach of a representation, warranty, covenant, agreement or obligation under this Agreement or whose action or failure to act has been the principal cause of or resulted in the failure of the Mergers to have been consummated on or before the Outside Date; or

(ii) if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers, it being agreed that the Parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if such Order was primarily due to the failure of such Party to perform any of its obligations under this Agreement; or

(c) by Parent (if Parent is not then in material breach of this Agreement) if the Company or the Securityholders shall have breached or failed to perform any of their representations, warranties, covenants, agreements or obligations set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing) give rise to the failure of a condition set forth in Section 8.2(a) or 8.2(b) and (B) is incapable of being cured or is not cured by the Company within twenty (20) days following receipt of written notice from Parent detailing such breach or failure; or

(d) by the Company (if the Company is not then in material breach of this Agreement) if Parent, LLC Sub or Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants, agreements or obligations set forth in this Agreement (or if any of the representations or warranties of Parent, LLC Sub or Merger Sub set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing) give rise to the failure of a condition set forth in Section 8.3(a) or 8.3(b) and (ii) is incapable of being cured or is not cured by Parent, LLC Sub or Merger Sub within twenty (20) days following receipt of written notice from the Company of such breach or failure.

9.2. Effect of Termination. In the event that this Agreement is terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to the Parties; provided, however, that the obligations of the Parties set forth in Section 7.2, Section 7.6, this Section 9.2, Article XII and, to the extent necessary to effectuate the foregoing enumerated provisions, Article I, shall survive any such termination and shall be enforceable hereunder; provided further, however, that termination of this Agreement shall not relieve the Parties of any Liability for fraud or breach of this Agreement prior to the effective date of termination.

ARTICLE X

Indemnification

10.1. Survival of Representations, Warranties and Covenants.

(a) The representations and warranties of the Parties contained in this Agreement or in any certificate delivered by a Party as provided in Section 8.2(h) or Section 8.3(g) and the covenants and other agreements of the Parties in this Agreement that are required to be performed at or prior to the Closing shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties of (i) the Company set forth in Sections 4.26 (Health Care Matters) and 4.27 (HIPAA and HITECH Act Compliance) (collectively, the “Healthcare Representations”) shall survive the Closing until the forty-two (42) month anniversary of the Closing Date; and (ii) (A) the Securityholders set forth in Sections 6.1 (Authorization of Agreement), 6.3 (Ownership), 6.5 (Financial Advisors) and 6.6 (Investment Representations) (the “Securityholders Fundamental Representations”); (B) the Company set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Company Subsidiaries and Affiliated Entities), 4.10 (Taxes) and 4.25 (Financial Advisors) (collectively, the “Company Fundamental Representations”, and together with the Securityholders Fundamental Representations, the “Fundamental Representations”), and (C) Parent set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.6 (Capitalization) and 5.10 (Financial Advisors) (collectively, the “Parent Fundamental Representations”) shall survive the Closing until sixty (60) days following the expiration of the statute of limitations applicable to the matter to which such representation or warranty relates; the Special Indemnity Matters (as defined in Section 10.2(a)(vi)) shall survive the Closing until the twenty-four (24) month anniversary of the Closing Date; and all covenants and agreements of the Parties set forth in this Agreement to be performed after the Closing shall survive the Closing and remain in full force and effect until fully performed (in each case, the “Survival Period”).

(b) The right to indemnification with respect to any claim for Losses as to which written notice has been properly given in accordance with Section 10.3 before the expiration of the applicable survival period in this Section 10.1 shall continue until resolution of such claim.

10.2. Indemnification.

(a) Subject to the limitations in this Article X, if the Closing occurs, the Securityholders and DistributionCo, shall indemnify and hold Parent, the Surviving Company, and their respective directors, officers, employees, Affiliates, stockholders (excluding the Securityholders after the Closing in such capacity), agents, attorneys, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) harmless from and against, any and all losses, Liabilities, demands, judgments, damages, amounts paid in settlement, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, and out-of-pocket costs and expenses (in each case including reasonable attorneys’, experts’ and other professionals’ fees and expenses), whether or not involving a third party claim (collectively, “Losses”), arising out of or resulting from:

(i) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Securityholders (other than in Section 4.10, for which Section 10.2(a)(iv) shall apply) in this Agreement or in any certificate delivered by the Company at Closing as provided in Section 8.2(h);

(ii) the breach of any covenant or other agreement on the part of any Securityholder or, prior to the Closing, of the Company under this Agreement (other than any covenant or agreement relating to Taxes, for which Section 10.2(a)(iv) shall apply);

(iii) the operation of the Long-Term Care Business or the Girling New York Business, whether prior to or after the Effective Time, including the Long-Term Care Liabilities and the Girling New York Liabilities;

(iv) (A) all Taxes of or imposed against the Company and the Company Subsidiaries (or any predecessor thereof) for any taxable period ending on or before the Closing Date and for the portion of any Straddle Period ending on the Closing Date (in each case determined as provided in Section 11.2) and (B) any and all Taxes imposed on any member of a consolidated, combined or unitary group of which the Company or any Company Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the Liability of the Company or any Company Subsidiary (or any predecessor thereof), pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Law) for any taxable period ending on or before the Closing Date and for the portion of any Straddle Period ending on the Closing Date (in each case determined as provided in Section 11.2);

(v) any Legal Proceeding pending and as to which the Company or any Company Subsidiary has received notice thereof, or, to the Knowledge of the Company, threatened, at or prior to the Closing, in each case to the extent related to those matters addressed in Sections 4.26 or 4.27, including those Legal Proceedings set forth on Schedule 10.2(a)(v); and

(vi) those matters set forth on Schedule 10.2(a)(vi) (the “Special Indemnity Matters”).

(b) Subject to the limitations in this Article X, if the Closing occurs, Parent shall indemnify and hold the Securityholders, DistributionCo and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Securityholder Indemnified Parties”) harmless from and against, the amount of any and all Losses arising out of or resulting from:

(i) any breach of, or inaccuracy in, any representation or warranty made by Parent, LLC Sub or Merger Sub in Article V of this Agreement or in any certificate delivered by Parent at Closing as provided by Section 8.3(h);

(ii) the breach of any covenant or other agreement of Parent, LLC Sub, Merger Sub or, after the Effective Time, the Surviving Company under this Agreement; and

(iii) the operation of the Company Business after the Closing, including the Excluded Liabilities.

(c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, or any Securityholder Documents, Company Document or Parent Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The provision of notice pursuant to Section 7.8 and the waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements.

10.3. Indemnification Procedures.

(a) If any party seeking indemnification under this Agreement (the “Indemnified Party”) has notice of facts or circumstances that could reasonably result in a claim for indemnification, such Indemnified Party shall provide prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”). Any Indemnified Party asserting a claim for indemnification for any matter not involving a Third Party Claim shall provide prompt written notice to the Indemnifying Party of such claim. The failure of the Indemnified Party to give reasonably prompt notice under this Section 10.3(a) shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect to such claim, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) In the event that any Legal Proceeding shall be instituted or any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 10.2 (regardless of the limitations set forth in Section 10.4) (a “Third Party Claim”), the Indemnified Party shall promptly give written notice of such Third Party Claim to the Indemnifying Party upon learning of such Third Party Claim. The failure of the

Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect to such claim, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. Subject to the provisions of this Section 10.3, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified by it hereunder, it shall within ten (10) Business Days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the Indemnifying Party must conduct the defense of the Third Party Claim diligently and in good faith thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim that relates to any Losses indemnified against hereunder or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall promptly reimburse the Indemnified Party for the reasonable out-of-pocket expenses and costs of defending such Third Party Claim upon submission of periodic bills, to the extent such expenses and costs are Losses to which the Indemnified Party is entitled to indemnification under this Article X. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. To the extent permitted by Law or agreement or not limited by conflict or potential conflict between the Indemnified Party and the Indemnifying Party, the Parties agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) Notwithstanding anything in this Section 10.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless (i) the claimant or claimants and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim and (ii) such settlement does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party or provide for any ongoing restriction on the business of the Indemnified Party; provided, however, that the Indemnifying Party shall not settle or compromise any Third Party Claim if (x) such Third Party Claim seeks the issuance of an injunction, the specific enforcement of an obligation or similar remedy against the Indemnified Party or (y) the subject matter of a Third Party Claim relates to the ongoing business of any Indemnified Party, which Third Party Claim, if decided against the Indemnified Party, would reasonably be likely to materially adversely affect the ongoing business or reputation of the Indemnified Party.

Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third-party claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party’s willingness to accept the settlement offer and, subject to the applicable limitations of this Article X, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any Losses with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third Party Claim incurred through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.

(d) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Article X with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party within 10 days of such notice.

(e) With respect to any notices, responses, consents or approvals (but for the avoidance of doubt, not indemnification) to be provided by any Indemnifying Parties which are the Securityholders, reference in this Agreement to an Indemnifying Party shall mean the Stockholder Representative.

(f) Notwithstanding anything in this Agreement to the contrary, in connection with any matter contemplated by Section 10.2(a)(v) (each such matter, a “Pre-Merger Litigation Matter”), subject to the terms of this Section 10.3(f), DistributionCo at its own expense shall defend against, negotiate, settle or otherwise deal with any Pre-Merger Litigation Matter; provided, that (i) the Surviving Company shall retain the right to make final determinations (subject to applicable Law) with respect to any actions required by the Surviving Company to correct any violation or non-compliance with applicable Law associated with such Pre-Merger Litigation Matter, (ii) to the extent permitted by Law or agreement or not limited by conflict or potential conflict or as would not violate the attorney client privilege, DistributionCo and the Surviving Company, as the case may be, shall promptly provide copies to the other of all written correspondence, discovery, pleadings, orders and other filings received or delivered in connection with any Pre-Merger Litigation Matter, and (iii) DistributionCo shall provide Parent with reasonable advance notice of all planned meetings, telephone conferences, hearings, trials, mediations and related conferences taking place with respect to such Pre-Merger Litigation Matter, and Parent shall have the right to send one or more representative(s) to attend such events. Each of the Surviving Company and DistributionCo shall, and shall cause their respective Affiliates to, cooperate with one another to resolve a Pre-Merger Litigation Matter as set forth in this Section 10.3. Notwithstanding anything in this Section 10.3 to the contrary, neither DistributionCo nor the Surviving Company shall, without the written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), settle or compromise any Pre-Merger Litigation Matter or permit a default or consent to entry of any judgment unless (i) the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of such Pre-Merger Litigation Matter and (ii) such settlement does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any affected party or provide for any ongoing restriction on the business of any affected party; provided, however, that DistributionCo shall not settle or compromise any Pre-Merger Litigation Matter without the consent of the Surviving Company (which consent shall not be unreasonably withheld, delayed or conditioned) if (i) any claim under such Pre-Merger Litigation Matter seeks the issuance of an injunction, restraining order, specific enforcement, or the enforcement of an obligation or similar remedy against the Surviving Company or (ii) the subject matter of such Pre-Merger Litigation Matter relates to the ongoing business of the Surviving Company, which such Pre-Merger Litigation Matter, if decided against the Surviving Company, would reasonably (as determined by the Surviving Company in its sole discretion) be likely to materially adversely affect the ongoing business or reputation of the Surviving Company.

(g) Any reasonable out-of-pocket expenses and costs incurred by the Securityholders or DistributionCo in defending any Third Party Claim or Pre-Merger Litigation Matter shall be Losses subject to the limitations of this Article X.

(h) In the case of any claim for indemnification for Taxes, the provisions of Section 11.3 (and not the provisions of this Section 10.3) shall be applicable.

10.4. Limitations on Indemnification; Other Indemnification Matters.

(a) The Parent Indemnified Parties shall not be entitled to indemnification under Section 10.2(a)(i) unless the amount of the Losses for which a right of indemnification is provided, when aggregated with all other Losses for which indemnification is provided thereunder, exceeds $2,500,000 (the “Indemnification Basket”), at which time rights to indemnification for Losses may be asserted under such Section 10.2(a)(i) only to the extent such Losses exceed the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply to claims resulting from breaches of the Fundamental Representations. In no event shall the Indemnification Basket apply to claims made under Sections 10.2(a)(v) or (vi).

(b) Absent fraud, the sole and exclusive remedy of the Parent Indemnified Parties for Losses under Section 10.2(a)(i) shall be the release of Escrowed Shares from the Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement (the “General Indemnification Cap”), other than for (i) claims resulting from breaches of the Fundamental Representations in which case the Parent Indemnified Parties shall be entitled to recover all Losses up to the amount of the Total Merger Consideration (excluding the Control Share Consideration) (the “Merger Consideration Cap”); and (ii) claims resulting from breaches of the Healthcare Representations in which case the Parent Indemnified Parties shall be entitled to recover all Losses up to the sum of (x) the amount of the Escrowed Shares remaining in the Escrow Account plus (y) $40,000,000 (collectively, the “Healthcare Cap”). The Parent Indemnified Parties shall be entitled to recover all Losses up to the amount of the Escrowed Shares remaining in the Escrow Account plus $5,000,000 for indemnification claims under Section 10.2(a)(vi), which $5,000,000 or whatever portion thereof is paid to Parent Indemnified Parties for such Losses shall be deemed part of the Healthcare Cap. The Parent

Indemnified Parties shall be entitled to recover all Losses up to the Healthcare Cap for indemnification claims under Section 10.2(a)(v), which Losses recovered by the Parent Indemnified Parties under Section 10.2(a)(v) shall be deemed part of the Healthcare Cap. In the case of indemnification claims under Sections 10.2(a)(iii) or 10.2(a)(iv), the Parent Indemnified Parties shall be entitled to recover all Losses up to the Merger Consideration Cap. In no event shall the Escrowed Shares released from the Escrow Account to satisfy any Losses exceed $10,000,000. The Merger Consideration Cap shall be reduced to the extent of any Losses recovered by the Parent Indemnified Parties. All indemnification payments for breaches of the Fundamental Representations or the Healthcare Representations, or pursuant to Sections 10.2(a)(ii), 10.2(a)(iii), 10.2(a)(iv), 10.2(a)(v), or 10.2(a)(vi) shall first be satisfied from the Escrowed Shares and, to the extent any indemnification payments are required in excess of the Escrowed Shares, such amounts shall be paid by DistributionCo (other than with respect to breaches of the Securityholder Fundamental Representations, which shall be paid solely by the breaching Securityholder), provided however, that if such indemnification payments are not paid to Parent Indemnified Parties within 150 days of the date such payments are required to be made hereunder, the Securityholders shall be obligated, on a several basis (based on the Pro Rata Percentage), to make such payments.

(c) The Securityholder Indemnified Parties shall not be entitled to indemnification under Section 10.2(b)(i) unless the amount of the Losses for which a right of indemnification is provided, when aggregated with all other Losses for which indemnification is provided thereunder, exceeds the Indemnification Basket, at which time rights to indemnification for all Losses in excess of the Indemnification Basket may be asserted up to an amount not to exceed $15,000,000 (the “Parent Indemnification Cap”); provided, however, that the Indemnification Basket and the Parent Indemnification Cap shall not apply to claims resulting from breaches of the Parent Fundamental Representations.

(d) For purposes of calculating the amount of any Losses with respect to claims arising under Sections 10.2(a)(i) or 10.2(b)(i), any and all qualifications as to materiality, Material Adverse Effect or similar qualifications contained in such representations and warranties shall be disregarded.

(e) The rights of each Parent Indemnified Party and Securityholder Indemnified Party under this Article X are cumulative. Each Parent Indemnified Party and Securityholder Indemnified Party, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article X without regard to the availability of a remedy under any other provision of this Article X, and the use of any one right or remedy by any Party shall not preclude or constitute a waiver of its rights to use any or all other remedies provided by this Agreement.

(f) From and after the Closing, the Securityholders shall have no right of contribution or other recourse against the Surviving Company or its directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims or claims for breaches of this Agreement asserted by Parent Indemnified Parties.

(g) The amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (i) any actually realized or reasonably verifiable

Tax benefit by the Indemnified Party (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses (net of any related expenses or Tax costs) during the year and subsequent two (2) years such indemnified Loss is paid, provided that the applicable Loss is the last deduction of the Surviving Company, and (ii) any amounts, including insurance proceeds (net of the present value of increase in premiums reasonably anticipated to result therefrom), recovered by the Indemnified Party (or any of its Affiliates) from any other third Person. Each Indemnified Party shall file claims, as applicable, under the Tail Policies and shall exercise commercially reasonable efforts to obtain all other such proceeds, benefits and recoveries. If any such benefits or recoveries (including Tax benefits) are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after an Indemnifying Party has made an indemnity payment to the Indemnified Party with respect such Losses, the Indemnified Party (or such Affiliate) shall pay the Indemnifying Party the amount of such benefits or recoveries.

(h) None of the Parties shall be liable to the other, whether in contract, tort or otherwise, for any special, indirect, incidental, consequential, punitive or exemplary or other similar type of damages whatsoever, including, but not limited to, diminution of value, loss of business opportunity or for any Losses based on a multiple of value that in any way arise out of, or relate to, or are a consequence of, its performance or nonperformance under this Agreement, other than any of the foregoing types of damages that are required to be paid to a third party pursuant to a Third Party Claim.

(i) All Losses under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement. The Parent Indemnified Parties shall not be entitled to indemnification with respect to any Losses to the extent that such Losses are reflected on Annex I.

(j) Notwithstanding anything in this Agreement to the contrary, except with respect to any payments made pursuant to Section 11.7, the Parent Indemnified Parties shall not have any right to indemnification under this Agreement from and against any Losses (including any Taxes) that are due to the unavailability in any taxable period (or portion of any taxable period) beginning after the Closing Date of any net operating losses, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date.

10.5. Exclusive Remedy. After the Closing, except for claims for fraud or willful or intentional misconduct of the Parties or claims for injunctive relief, specific performance or other equitable remedies, the right of the Parties to assert indemnification claims for monetary damages and receive indemnification payments pursuant to this Article X shall be the sole and exclusive right and remedy exercisable by such Party with respect to any breach by the other Party hereto of any covenant, representation, warranty, agreement or obligation under this Agreement or relating to the transactions contemplated hereby.

10.6. Escrow.

(a) The Escrowed Shares deposited in accordance with Section 3.4(e) with the Escrow Agent shall be held in an escrow account (the “Escrow Account”) pursuant to and in accordance with this Agreement and the Escrow Agreement.

(b) Any indemnification payment the Securityholders are obligated to make to any Parent Indemnified Parties pursuant to this Article X in Escrowed Shares shall be made by returning and releasing to Parent from the Escrow Account the number of Escrowed Shares equal to (i) the amount of such indemnification payment, divided by (ii) the applicable Release Date Per Share Value of the Escrowed Shares.

(c) On the first anniversary of the Closing Date, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, release to the Securityholders any and all of the Escrowed Shares remaining in the Escrow Account in excess of the sum of (i) that number of Escrowed Shares equal to $5,000,000, plus (ii) the number of Escrowed Shares as may be necessary to satisfy in full any then unpaid indemnification claims made by Parent in good faith, in each case determined based upon the Release Date Per Share Value on the first anniversary of the Closing Date. On the eighteen (18) month anniversary of the Closing Date, the Escrow Agent shall release to the Securityholders the remaining Escrowed Shares, less the number of such Escrowed Shares as may be necessary to satisfy in full any then unpaid indemnification claims made by Parent in good faith, valued at the Release Date Per Share Value on the 18-month anniversary of the Closing Date. The Escrowed Shares retained for unresolved claims for indemnification shall be released by the Escrow Agent (to the extent not utilized to pay Parent for any such claims resolved in favor of Parent Indemnified Parties) upon their resolution in accordance with this Article X or Article XI. Release of the Escrowed Shares to the Securityholders after the 18-month anniversary of the Closing Date pursuant to this Section 10.6 shall not prejudice any of the rights of the Parent Indemnified Parties to seek indemnification from the Securityholders under this Agreement.

10.7. Tax Treatment of Indemnity Payments. The Securityholders and Parent agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Total Merger Consideration for all income tax purposes. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article X is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment (including by reason of the receipt of any payment under this Section 10.7) and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

10.8. Subrogation. If an Indemnifying Party makes any indemnification payment, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to any Losses to which such payment relates. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect such subrogation rights.

ARTICLE XI

Tax Matters

11.1. Filing of Pre-Closing Tax Returns; Payment of Taxes.

(b) The Company shall, and shall cause the Company Subsidiaries to, timely file all Tax Returns required to be filed by it or them on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. The Stockholder Representative shall cause to be prepared all other Tax Returns of the Company and the Company Subsidiaries for all taxable periods ending on or before Closing (all such Tax Returns described in the first and second sentence of this Section 11.1(a), “Pre-Closing Returns”). All such Pre-Closing Returns shall be prepared in a manner consistent with prior practice. The Company or the Stockholder Representative, as the case may be, shall provide Parent with copies of such completed Pre-Closing Returns at least thirty days prior to the filing thereof, along with supporting workpapers, for Parent’s review and approval, which shall not be unreasonably withheld; provided that Parent’s approval shall not be considered unreasonably withheld if it fails to approve any position which would adversely affect the Parent, the Company or any Company Subsidiary in any taxable period ending after the Closing. The Stockholder Representative and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that the Stockholder Representative and Parent are unable to resolve any dispute with respect to such Tax Return at least ten days prior to the due date for filing, such dispute shall be resolved pursuant to Section 11.4, which resolution shall be binding on the Parties. Parent shall file or cause to be filed all such Pre-Closing Returns to the extent such returns are due following the Closing Date. Not later than ten (10) days prior to the due date for the payment of Taxes, the Stockholder Representative shall pay to Parent the amount of Taxes shown as owed on such Tax Returns.

(c) Following the Closing, Parent shall cause to be timely filed all Tax Returns required to be filed by the Company and the Company Subsidiaries after the Closing Date with respect to Straddle Periods and, subject to the rights to payment from the Securityholders under Section 11.1(c), pay or cause to be paid all Taxes shown due thereon.

(d) Not later than ten days prior to the due date for the payment of Taxes on any Tax Returns which Parent has the responsibility to cause to be filed pursuant to Section 11.1(b), the Securityholders shall pay to Parent the amount of Taxes owed by the Securityholders pursuant to the provisions of Section 11.2. No payment pursuant to this Section 11.1(c) shall excuse the Securityholders from their indemnification obligations pursuant to Section 11.2 if the amount of Taxes, as ultimately determined by a Taxing Authority or pursuant to the provisions of Section 11.4 exceeds the amount of the Securityholders’ payment under this Section 11.1(c).

11.2. Straddle Period. The Company will, unless prohibited by applicable law, close the taxable period of the Company and the Company Subsidiaries as of the close of business on the Closing Date. If applicable Law does not permit the Company (or a Subsidiary) to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day) (a “Straddle Period”), the Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the Securityholders for the period up to and including the close of business on the Closing Date, and (ii) to Parent for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company and the Company Subsidiaries as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period.

11.3. Tax Audits.

(a) If any written claim or demand for indemnified Taxes in respect of which indemnity may be sought pursuant to Article X and this Article XI is asserted against Parent, any of its Affiliates or, effective upon the Closing, the Company or any Company Subsidiary, Parent and the Stockholder Representative shall notify the other of such claim or demand within ten (10) days of receipt thereof and each of them shall give the other such information with respect thereto as any of them may reasonably request of the other. Stockholder Representative shall assume and control at its own expense, and Parent shall take all steps reasonably requested by Stockholder Representative in order to fully effectuate Stockholder Representative’s assumption and control of, the conduct of any contest or proceeding (including, without limitation, a Tax audit) relating to Taxes for which indemnification may be sought from the Securityholders under Article X and this Article XI; provided that the Stockholder Representative shall not settle any such contest or proceeding in a manner that would adversely affect the Parent, the Company or any Company Subsidiary in a taxable period ending after the Closing Date without Parent’s prior written consent, which shall not be unreasonably withheld. Parent shall have the right, but not the duty, to participate in such contest or proceeding at its own expense. Stockholder Representative shall not be liable under this Article XI for any amount arising out of a contest or proceeding of which Parent failed to notify the Stockholder Representative as required under this Article XI to the extent that the Stockholder Representative can demonstrate actual loss and prejudice as a result of such failure.

(b) If a Taxing Authority makes an adjustment which increases the obligations of Securityholders and Stockholder Representative under Section 11.2 and (i) the Securityholders pay the increased amount pursuant to this Agreement, and (ii) the adjustment results in a decrease in the Taxes of the Parent, its Affiliates, the Company or the Company Subsidiaries in any taxable period beginning after the Closing Date, Parent shall be obligated to make a payment or payments to the Stockholder Representative in an amount equal to the lesser of (x) the amounts paid by the Stockholder Representative pursuant to Section 11.1 and (y) the amount of the reduction in the Taxes of the Parent, its Affiliates, the Company or the Company Subsidiaries. If a Taxing Authority makes an adjustment which decreases the obligations of Securityholders and Stockholder Representative under Section 11.2 or results in a refund or credit which is payable to the Stockholder Representative under Section 11.5 and the adjustment results in an increase in the Taxes of the Parent, its Affiliates, the Company or the Company Subsidiaries in any taxable period beginning after the Closing Date, the Stockholder Representative shall be obligated to make a payment or payments to the Parent in an amount equal to the lesser of (x) the decrease in the amounts paid by the Stockholder Representative pursuant to Section 11.2 or the amount of the refund or credit payable to the Stockholder

Representative under Section 11.5, as the case may be, as a result of the adjustment; or (y) the amount of the increase in the Taxes of the Parent, its Affiliates, the Company or the Company Subsidiaries. Any such payment or payments shall be made by the Parent or the Stockholder Representative, as the case may be, within thirty (30) days of the date that any Tax refund is received with respect to any amended Tax Returns or the date that the Tax Return evidencing such reduction or increase is due with respect to current and future Tax Returns. Parent shall file any amended Tax Returns reasonably necessary to obtain the allowable amount of the reduction in its Tax Liability, except to the extent that Parent, its Affiliates, the Company, or any Company Subsidiary would be adversely affected by the filing of such amended Tax Return.

11.4. Disputes. Any dispute as to any matter covered by this Article XI shall be resolved by an independent accounting firm mutually acceptable to the Stockholder Representative and Parent. The fees and expenses of such accounting fund shall be borne equally by the Securityholders, on the one hand, and Parent on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the Party responsible for preparing such Tax Return deems correct.

11.5. Refunds and Tax Credits. Any Tax refunds that are actually received by Parent or the Company and the Company Subsidiaries, and any amounts of credits against post-Closing Taxes actually obtained by Parent of the Company and the Company Subsidiaries that relate to Taxes of the Company and the Company Subsidiaries for Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Stockholder Representative, other than refunds attributable to a carryback from a Post-Closing Tax period and Parent shall pay over to Stockholder Representative any such refund or the amount of any such credit (net of any Taxes or other expenses) within fifteen (15) days after receipt or entitlement thereto.

11.6. Reorganization. From the date hereof until the Closing, the Securityholders and the Company shall use their reasonable best efforts to cause the Merger to qualify, and shall not take any action or knowingly fail to take any commercially reasonable action, which action or failure to act would reasonably be expected to prevent or impede the Mergers from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

11.7. NOL Tax Savings.

(a) Parent shall pay to the Securityholders, in accordance with their Pro Rata Percentages, an amount computed as provided in this Section 11.7 (the “Carryforward Tax Savings”). The Carryforward Tax Savings shall equal (i) fifty percent (50%) of the realized federal income Tax savings for the Tax year ending on December 31, 2013, resulting from the utilization by Parent on a consolidated basis of any Net Operating Loss Carryforward or Tax Credit Carryforwards of the Company and its Subsidiaries that can be carried forward to such first Tax year (the “NOL”), multiplied by (ii) 5 and (iii) present valued to the date of payment at a discount rate equal to interest rate on the Parent’s senior secured credit facility in effect on the payment date. For purposes of computing the Carryforward Tax Savings, the following shall apply:

(i) The present value determination shall be made as if fifty percent (50%) of the realized federal income Tax savings for the Tax year ending on December 31, 2013, resulting from the utilization by Parent on a consolidated basis of any Net Operating Loss Carryforward of the Company and its Subsidiaries were also realized in the same amount in the Tax years ending on December 31, 2014, through December 31, 2017, and the realized federal income Tax savings for each of those years were deemed realized on March 15 of the succeeding calendar year.

(ii) The Carryforward Tax Savings shall in no event exceed the present value of the federal income Tax savings based on the actual available NOL and Tax Credits of the Company and its Subsidiaries, taking into account any limitations, including without limitation, Sections 382 and 383 of the Code.

(iii) The Carryforward Tax Savings shall be paid not more than ten (10) Business Days after the Parent receives from the Internal Revenue Service a Closing Letter with respect to its Tax Return for the Tax year ending December 31, 2013 under the Compliance Assurance Process (“CAP”).

(b) In addition, in the event that all or any portion of any prepayment premium or penalty, or any debt breakage fee (the “Prepayment Penalty”), with respect to any Indebtedness of the Company outstanding as of the end of the day immediately preceding the Closing Date, is deducted on any federal income Tax Return for any Tax year beginning after the Closing Date, then, in addition to the Carryforward Tax Savings, Parent shall pay to the Stockholder Representative on behalf of the Securityholders, an amount equal to 50% of the federal income Tax savings that resulted from such deduction of such Prepayment Penalty. Parent agrees that in connection with its participation in CAP, it will use commercially reasonable efforts to obtain the agreement of the Internal Revenue Service that the Prepayment Penalty is properly deductible in a Tax year beginning after the Closing Date. Such Tax savings shall be paid not more than ten (10) Business Days after the Parent receives from the Internal Revenue Service a Closing Letter with respect to its Tax Return for the Tax year in which the deduction is taken under the Compliance Assurance Process that the deduction of the Prepayment Penalty in the Tax year beginning after the Closing Date is allowable.

ARTICLE XII

Miscellaneous

12.1. Stockholder Representative. The parties agree and acknowledge that the Stockholder Representative is executing this Agreement solely for the purpose of agreeing to the provisions of this Section 12.1 (provided, that, after the Closing, the Stockholder Representative shall be entitled to enforce all of the provisions of this Agreement on behalf of the Securityholders).

(a) By executing and delivering this Agreement, the approval of the principal terms of the First Merger or the consummation of the First Merger or by participating in the First Merger and receiving the benefits thereof, and in connection with the execution of the

Letter of Transmittal, each Securityholder hereby irrevocably appoints, and shall be deemed to have appointed and approves the designation of, R. Steven Hicks as such Securityholder’s representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Securityholder with respect to the transactions contemplated under this Agreement and the Company Documents and to act on behalf of such Securityholder in any amendment of, or consent or waiver under, or dispute or litigation involving, this Agreement and the Company Documents and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement and the Company Documents, including the power:

(i) to negotiate, execute and deliver all agreements, statements, certificates, instruments, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement and to deliver all notices and instructions with respect to any of the foregoing, including directing the Escrow Agent with respect to the voting of the Escrowed Shares (it being understood that such Securityholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

(ii) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration;

(iii) revise the stock ownership percentages of the Securityholders set forth in Schedule 1 to the Escrow Agreement from time to time to give effect to any adjustment to the Securityholders’ proceeds from the Escrow Property as a result of the breach by a Securityholder of its representations and warranties set forth in Article VI; and

(iv) to take all actions that may be taken by the Securityholders under this Agreement and to do or refrain from doing any further act or deed on behalf of the Securityholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Securityholder could do if personally present.

(b) If R. Steven Hicks becomes unable to serve as Stockholder Representative, such other Person or Persons as may be designated by the Securityholders who held, immediately prior to the Effective Time, a majority of the Class A Common Stock and Class D Common Stock (including Class D Common Stock subject to Company Warrants), shall succeed as the Stockholder Representative. Each Securityholder agrees that such agency is coupled with an interest and, therefore, is irrevocable without the consent of the Stockholder Representative, and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Securityholder.

(c) In furtherance of his obligations hereunder, the Stockholder Representative may retain accountants, legal counsel and other agents. All fees and expenses incurred by the Stockholder Representative hereunder, including fees and costs of accountants, legal counsel or other agents retained by the Stockholder Representative, and all fees, expenses, losses and other obligations of the Securityholders pursuant to this Agreement, shall be allocated among the Securityholders in accordance with their Pro Rata Percentages.

(d) Neither the Stockholder Representative nor any agent employed by it shall incur any liability to any Securityholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, gross negligence or willful misconduct. The Securityholders jointly and severally hereby agree to indemnify the Stockholder Representative and any agent employed by him for, and hold him harmless against, any Losses incurred without fraud, gross negligence or willful misconduct on the part of the Stockholder Representative arising out of or in connection with his serving as Stockholder Representative.

(e) As provided in Section 3.4(d), at the Closing, Parent shall wire Seven Hundred Fifty Thousand Dollars ($750,000) (the “Expense Fund Amount”) to an account designated by the Stockholder Representative (the funds in such account, the “Expense Fund”). To the extent available, the Stockholder Representative shall be entitled to draw against the Expense Fund (and earnings thereon) at any time and from time to time as and when (A) the Stockholder Representative incurs any Losses indemnified by the Securityholders as set forth in Section 12.1(d), and (B) necessary or appropriate to pay any costs and expenses incurred by the Stockholder Representative in the performance of its duties in accordance with this Agreement, including, without limitation, the fees and expenses of counsel retained by the Stockholder Representative. The Stockholder Representative shall be the administrator of the Expense Fund and shall have sole and absolute authority over the Expense Fund. The Expense Fund shall be held by the Stockholder Representative as agent and for the benefit of the Securityholders in a segregated account. The Stockholder Representative will hold these funds separate from its other funds, will not use these funds for any other purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its fraud, gross negligence or willful misconduct. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing. The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund. As soon as practicable following the release in full of the remaining funds of the Escrowed Amount, under the terms set forth in this Agreement and the settlement of any claims or disputes related thereto, the Stockholder Representative shall distribute the amount, if any, remaining from the Expense Fund (the “Expense Fund Remainder”) to the Securityholders in accordance with their Pro Rata Percentages.

(f) In addition to the right of the Stockholder Representative with respect to the Expense Fund Amount, prior to the distribution of any portion of the Escrowed Shares to the Securityholders, any expenses incurred, or reasonably expected to be incurred, by the Stockholder Representative shall be disbursed to the Stockholder Representative from the distributed portion of the Escrowed Shares, calculated using the applicable Release Date Per

Share Value, by written notice to Parent, in which case the amount of the Escrowed Shares available for distribution to the Securityholders will be reduced accordingly. Any Escrowed Shares so distributed to or withheld by the Stockholder Representative under this Section 12.1(f) shall be deemed to constitute part of the Expense Fund for purposes of this Section 12.1(f).

12.2. Director and Officer Indemnification.

(a) For not less than six (6) years after the Effective Time, unless otherwise required by applicable Law, the governing documents of the Surviving Company and its Subsidiaries shall contain provisions no less favorable to the persons who were officers or directors of the Company or any Company Subsidiary (to the extent such persons were serving as directors or officers of a Company Subsidiary on the Company’s behalf) (collectively, the “D&O Indemnified Parties”) with respect to the indemnification of, advancement of expenses for, and exculpation from liabilities for, acts or omissions by them at any time at or prior to the Effective Time, than are set forth in the Company’s Certificate of Incorporation and Bylaws, each as amended and in effect on the date of this Agreement (collectively, the “Company Charter Documents”). The Surviving Company shall indemnify and advance expenses to the D&O Indemnified Parties to the full extent provided by the Company Charter Documents and shall not amend or otherwise modify such rights in any manner that would adversely affect the rights of the D&O Indemnified Parties, unless such modification is required by Law. All rights of the D&O Indemnified Parties to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. In the event there is a dispute regarding the enforceability of this Section 12.2, all fees, costs and expenses, including reasonable attorneys’ fees, of the prevailing party shall be paid by the party losing such dispute.

(b) Parent shall have the right (but not the obligation) to control the defense of, including the investigation of, any litigation, claim or proceeding (each, a “Claim”) relating to any acts or omissions covered under this Section 12.2 with one counsel selected by Parent and subject to reasonable approval of the D&O Indemnified Party, provided, that no conflict of interest or potential conflict of interest exists between the Surviving Company and its Affiliates and such selection would not violate applicable rules of ethics; provided, further, however, that (i) the D&O Indemnified Party shall be permitted to participate in the defense of such Claim at its own expense (or at the expense of Parent in the event of such conflict, potential conflict or violation) and (ii) Parent may settle any Claim without the D&O Indemnified Party’s prior written consent so long as such D&O Indemnified Party is fully released from all Liability with respect to the Claim, is fully indemnified by Parent for such Claim and such settlement and such settlement does not include any admission of fault, culpability or failure to act by the D&O Indemnified Party.

(c) At or prior to the Closing Date, the Company shall purchase and pay in full a “tail” prepaid insurance policy with respect to the D&O Indemnified Parties’ existing directors’ and officers’ liability insurance coverage that shall provide such directors and officers coverage for six (6) years following the Effective Time (including with respect to acts or omissions occurring at or prior to the Effective Time in connection with this Agreement and the consummation of the transactions contemplated hereby) on terms with respect to such coverage and amount no less favorable to the D&O Indemnified Parties than those of such policies in effect on the date of this Agreement (the “Current Coverage”).

(d) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume all of the obligations thereof set forth in this Section 12.2.

(e) The obligations under this Section 12.2 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 12.2 applies without the consent of such D&O Indemnified Party (it being expressly understood that the D&O Indemnified Parties to whom this Section 12.2 applies shall be third party beneficiaries of this Section 12.2 and shall be entitled to enforce the covenants contained herein.

12.3. Guaranty. Parent hereby irrevocably and unconditionally guarantees the due and punctual performance of each of LLC Sub’s and Merger Sub’s obligations under this Agreement and, following the Effective Time, the Surviving Company’s obligations. Parent will cause LLC Sub and Merger Sub and, following the Effective Time, the Surviving Company, to perform their respective obligations under this Agreement.

12.4. Fees and Expenses. Except as otherwise expressly provided herein, whether or not the Mergers are consummated, Parent, the Company and the Securityholders shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement, the Company Documents, the Mergers and the other transactions contemplated hereby, it being understood that, to the extent the actual transaction expenses of the Company and the Securityholders as of the Closing exceed those included on Annex I, the Cash Consideration Amount shall be decreased by such excess expenses, and to the extent the actual transaction expenses of the Company and the Securityholders as of the Closing are less than those included on Annex I, the Cash Consideration Amount shall be increased by such difference.

12.5. Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of Parent, LLC Sub, Merger Sub, the Company and the Stockholder Representative, by action taken by their respective boards of directors or managers, if applicable, so long as no amendment that requires stockholder approval under applicable Laws shall be made without the requisite approval of such stockholders.

12.6. Extension of Time Waiver, Etc. At any time prior to the Effective Time, any Party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by any other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

12.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties (provided, that the Stockholder Representative may provide consent for and on behalf of all Securityholders), except (i) that Merger Sub or LLC Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent, in which event, all references in this Agreement to Merger Sub or LLC Sub, as the case may be, shall be deemed references to such Subsidiary but no such assignment shall relieve Merger Sub or LLC Sub, as the case may be, of any of its obligations hereunder, and (ii) that each of Merger Sub, LLC Sub and Parent may collaterally assign any or all of its rights and obligations under this Agreement to any of its Financing Sources providing Financing (or Alternative Financing) and any agent for such Financing Sources, as security for the Financing (or Alternative Financing). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 12.7 shall be null and void.

12.8. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules and Exhibits hereto), the Company Documents, the Parent Documents and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided in this Agreement, are not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. Except as set forth in Articles IV, V and VI, the Parties acknowledge that no other Party has made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, and that it is not relying and has not relied on any other representations or warranties whatsoever regarding the subject matter of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources shall be express third-party beneficiaries of and entitled to rely on, this Section 12.8 and Sections 12.7, 12.9 and 12.11.

12.9. No Recourse. All claims or causes of action (whether in contract or in tort, at law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons who are expressly identified as parties to this Agreement. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equity holder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”) or any Financing Source, shall have any Liability (whether based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such claims for Liabilities against any such Non-Party Affiliates or Financing Sources. Non-Party Affiliates and the Financing Sources are expressly intended as third-party beneficiaries of this provision of this Agreement.

12.10. Survival. The provisions contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing, except as otherwise provided in Section 10.1, and the consummation of the transactions contemplated by this Agreement.

12.11. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State, without regard to conflicts of laws principles; provided, however, that with respect to any actions or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including the Financing and any Alternative Financing) involving any Financing Sources, this Agreement and any such actions or proceedings shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles (other than Section 5-1401 of the New York General Obligations Law).

(b) All actions and proceedings arising out of or relating to this Agreement (other than actions and proceedings involving any Financing Sources as provided below) shall be heard and determined in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Notwithstanding the foregoing, the Parties agree that any and all actions and proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (including the Financing and any Alternative Financing) involving any Financing Sources shall be heard and determined in any New York State or federal court sitting in the Borough of Manhattan in The City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York State or federal court), and the Parties hereby irrevocably submit to the exclusive jurisdiction of any such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware or the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties or as specifically provided herein. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE FINANCING AND ANY ALTERNATIVE FINANCING) AND ANY ACTION OR PROCEEDING INVOLVING ANY FINANCING SOURCES.

12.12. Specific Enforcement. The rights and remedies of the Parties shall be cumulative. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages would not be a sufficient remedy for any breach of this Agreement. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby waives any defense that a remedy at law would be adequate in any action for specific performance.

12.13. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Parent, LLC Sub or Merger Sub, to: Gentiva Health Services, Inc. 3350 Riverwood Parkway Suite 1400 Atlanta, GA 30339 Attention: John Camperlengo, General Counsel Facsimile: 913-814-4066	with a copy to: Greenberg Traurig, LLP 3333 Piedmont Road NE, Suite 2500 Atlanta, GA 30305 Attention: Gary E. Snyder, Esq. Facsimile: (678) 553-2121
If to the Company, to: Harden Healthcare Holdings, Inc. 1703 West Fifth Street Suite 800 Austin, TX 78703 Attention: General Counsel Facsimile: 877-639-9530	with a copy to: Alston & Bird, LLP 1201 West Peachtree Street Atlanta, GA 30309 Attention: Steven L. Pottle, Esq. Sarah E. Ernst, Esq. Facsimile: 404-881-7777

If to DistributionCo, to: CTLTC Real Estate, LLC 1703 West Fifth Street Suite 800 Austin, TX 78703 Attention: General Counsel Facsimile: 877-639-9530	with a copy to: Alston & Bird, LLP 1201 West Peachtree Street Atlanta, GA 30309 Attention: Steven L. Pottle, Esq. Sarah E. Ernst, Esq. Facsimile: 404-881-7777
If to the Stockholder Representative, to: R. Steven Hicks 1703 West Fifth Street Suite 800 Austin, TX 78703 Facsimile: 877-639-9530

with a copy to:

Alston & Bird, LLP

1201 West Peachtree Street

Atlanta, GA 30309

Attention: Steven L. Pottle, Esq.

                 Sarah E. Ernst, Esq.

Facsimile: 404-881-7777

and:

Baker Botts L.L.P.

98 San Jacinto Boulevard

Suite 1500

Austin, TX 78701

Fax: (512) 322-2500

Attn: Mike Bengston, Esq.

If to the Securityholders, to their respective address set forth below their signatures hereto.

12.14. Severability. If any term or other provision of this Agreement is determined by a Court of competent jurisdiction to be invalid illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties (with the Stockholder Representative acting on behalf of all Securityholders) shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.15. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or other electronically scanned and transmitted signatures, including by email attachment, shall be deemed originals for all purposes of this Agreement.

12.16. Disposition of Attorney-Client Privilege. Parent, for itself and its successors and assigns, hereby irrevocably acknowledges and agrees that all communications among the Company, the Securityholders and their counsel, including Alston & Bird LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement or any other agreement contemplated hereby, or any matter relating to any of the foregoing, are privileged communications among the Company, the Securityholders and such counsel and after the Closing, the privilege shall remain within the exclusive control of the Securityholders. Neither Parent, the Surviving Company, any of the Surviving Company’s Subsidiaries nor any Person purporting to act on behalf of or through Parent, the Surviving Company or any of the Surviving Company’s Subsidiaries, will seek to obtain the same by any process. In addition, if the transactions contemplated by this Agreement are consummated, all of the Company’s privileged records related to such transactions will become property of (and be controlled by) the Stockholder Representative, and the Surviving Company shall not retain any copies of such records or have any access to them. Alston & Bird LLP is an intended beneficiary of this Section 12.16 and is entitled to enforce such provision.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

GENTIVA HEALTH SERVICES, INC.

By:	/s/ Rodney D. Windley
	Name:	Rodney D. Windley
	Title:	Executive Chairman

JAVELIN MERGER SUB, INC.

By:	/s/ Tony Strange
	Name:	Tony Strange
	Title:	Chief Executive Officer and President

JAVELIN HEALTHCARE HOLDINGS, LLC

By:	/s/ Tony Strange
	Name:	Tony Strange
	Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

THE COMPANY:

HARDEN HEALTHCARE HOLDINGS, INC.

By:	/s/ Benjamin M. Hanson
Benjamin M. Hanson
Executive Vice President and Secretary

DISTRIBUTIONCO:

CTLTC REAL ESTATE, LLC

By:	/s/ Benjamin M. Hanson
Benjamin M. Hanson
Manager

STOCKHOLDER REPRESENTATIVE:

By:	/s/ R. Steven Hicks
R. Steven Hicks, in his capacity as the
Stockholder Representative

[Signature Page to Merger Agreement]

SECURITYHOLDERS:

HARDEN HEALTHCARE TEXAS, LLC

By:	/s/ Benjamin M. Hanson
Name:	Benjamin M. Hanson
Title:	Executive Vice President and Secretary

HICKS HEALTHCARE, LP

By:	/s/ Robert S. Hicks
Name:	Robert S. Hicks
Title:	Manager of RHS Healthcare, LLC, its General Partner

ST. NIKLAAS HEALTHCARE, LP

By:	/s/ Brian DeRoeck
Name:	Brian DeRoeck
Title:	President of GP Muelman LLC

KRISTEN HICKS HANSON 2006 TRUST

By:	/s/ R. Steven Hicks
Name:	R. Steven Hicks
Title:	Trustee

ROBERT S. HICKS 2006 TRUST

By:	/s/ R. Steven Hicks
Name:	R. Steven Hicks
Title:	Trustee

[Signature Page to Merger Agreement]

BRANDON V. HICKS 2006 TRUST

By:	/s/ R. Steven Hicks
Name:	R. Steven Hicks
Title:	Trustee

SHELLY ELLARD 2006 TRUST

By:	/s/ R. Steven Hicks
Name:	R. Steven Hicks
Title:	Trustee

JASON MABRY 2006 TRUST

By:	/s/ R. Steven Hicks
Name:	R. Steven Hicks
Title:	Trustee

/s/ Benjamin Hanson
Benjamin Hanson

/s/ R. Steven Hicks
R. Steven Hicks

/s/ Robert S. Hicks
Robert S. Hicks

/s/ Lew Little, Jr.
Lew Little, Jr.

[Signature Page to Merger Agreement]

KKR DEBT INVESTORS II (2006) (IRELAND) L.P.

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory

KKR FINANCIAL HOLDINGS III, LLC

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory

KKR - MILTON CAPITAL PARTNERS, L.P.

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory

OREGON PUBLIC EMPLOYEES RETIREMENT FUND

By:	/s/ Nicole J. Macarchuk
Name:	Nicole J. Macarchuk
Title:	Authorized Signatory

[Signature Page to Merger Agreement]